Exhibit 2.1

EXECUTION VERSION

Amended and Restated Agreement of Limited Partnership

of

UNITI GROUP LP

July 3, 2017

TABLE OF CONTENTS

		PAGE

ARTICLE 1 DEFINED TERMS

Section 1.01.	Definitions	1
Section 1.02.	Other Definitional and Interpretative Provisions	10

ARTICLE 2
PARTNERSHIP FORMATION, CONTINUATION AND IDENTIFICATION

Section 2.01.	Formation and Continuation	11
Section 2.02.	Name, Office and Registered Agent	11
Section 2.03.	Partners	11
Section 2.04.	Term and Dissolution	12
Section 2.05.	Filing of Certificate and Perfection of Limited Partnership	12
Section 2.06.	Certificates Describing Partnership Units	12

ARTICLE 3
BUSINESS OF THE PARTNERSHIP

ARTICLE 4
CAPITAL CONTRIBUTIONS AND ACCOUNTS

Section 4.01.	Capital Contributions	13
Section 4.02.	Additional Capital Contributions and Issuances of Additional Partnership Interests	14
Section 4.03.	Additional Funding	18
Section 4.04.	Capital Accounts	18
Section 4.05.	Percentage Interests	19
Section 4.06.	No Interest on Contributions	19
Section 4.07.	Return of Capital Contributions	19
Section 4.08.	No Third-Party Beneficiary	19

ARTICLE 5
ALLOCATION OF NET PROFIT AND NET LOSS; DISTRIBUTIONS

Section 5.01.	Allocation of Net Profit and Net Loss	20
Section 5.02.	Distributions of Cash	24
Section 5.03.	REIT Distribution Requirements	25
Section 5.04.	No Right to Distributions in Kind	25
Section 5.05.	Limitations on Return of Capital Contributions	25
Section 5.06.	Distributions Upon Liquidation	25
Section 5.07.	Substantial Economic Effect	26

i

ii

Exhibits

Exhibit A                                             Partners, Assignees, Capital Contributions and Partnership Units

Exhibit B                                             Form of Notice of Exercise of Exchange Right

Exhibit C                                             Form of Partnership Convertible Preferred Unit

iii

Amended and Restated Agreement of Limited Partnership
of
UNITI GROUP LP

This Amended and Restated Agreement of Limited Partnership is entered into effective as of the 3rd day of July, 2017, by and among Uniti Group Inc., a Maryland corporation (“Uniti”), Uniti Group LP LLC, a Delaware limited liability company (the “Original Limited Partner”), and the other Limited Partner(s) (as defined herein) set forth or which may, in the future, be set forth on Exhibit A hereto, with respect to Uniti Group LP, a limited partnership formed under the laws of the State of Delaware (the “Partnership”), pursuant to a Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on May 1, 2017 (the “Certificate”).

Recitals

WHEREAS, pursuant to (i) that certain Agreement and Plan of Merger, dated as of February 23, 2017 (the “Hunt Merger Agreement”) by and among Uniti, Uniti Holdings LP, a Delaware limited partnership and an indirect wholly owned Subsidiary (as defined below) of Uniti, Yacht Merger Sub, L.L.C., a Louisiana limited liability company and indirectly Subsidiary of Uniti, Hunt Telecommunications, LLC, a Louisiana limited liability company (“Hunt”) and the other parties thereto, at the closing of the transactions contemplated by the Hunt Merger Agreement, certain former equityholders of Hunt will be admitted into the Partnership as Limited Partners and (ii) that certain Membership Interest Purchase Agreement, dated as of April 7, 2017, by and among SLF Holdings, LLC, Uniti Fiber Holdings Inc. and Uniti (the “SLF Purchase Agreement” and together with the Hunt Merger Agreement, the “Acquisition Agreements”), at the closing of the transactions contemplated by the SLF Purchase Agreement, SLF Holdings, LLC will be admitted into the Partnership as a Limited Partner; and

WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth the terms and conditions under which the Partnership will be operated, as well as the rights, obligations, and limitations of the General Partner (as defined herein) and the Limited Partners with respect to each other and the Partnership as a whole.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants between the parties to this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE 1
DEFINED TERMS

Section 1.01.         Definitions.  (a) The following defined terms used in this Agreement shall have the meanings specified below:

“Act” means the Revised Uniform Limited Partnership Act as enacted in the State of Delaware.

“Adjusted Capital Account” means, with respect to any Partner, such Partner’s Capital Account balance (a) reduced for any items described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (b) increased for any amount such Partner is obligated to contribute or is treated as being obligated to contribute to the Partnership pursuant to Regulations section 1.704-1(b)(2)(ii)(c) (relating to Partner liabilities to the Partnership) and the penultimate sentence of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5) (relating to Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain), as of the end of the Partnership’s taxable year, after taking into account thereunder any changes during such year in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain.

“Adjusted Capital Account Deficit” means with respect to any Partner as of the end of any taxable year, the amount by which the balance in such Partner’s Adjusted Capital Account is less than zero.

“Administrative Expenses” means (i) all administrative and operating costs and expenses incurred by the Partnership, including, but not limited to, costs for accounting, administrative, legal, technical, management and other services rendered to the Partnership, (ii) all administrative costs and expenses of the General Partner, including any salaries or other payments to directors, officers or employees of the General Partner, and any accounting and legal expenses of the General Partner, which expenses the Partners hereby agree are expenses of the Partnership and not the General Partner, and (iii) to the extent not included in clause (ii) above, REIT Expenses.

“Affiliate” or “Affiliated” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Value” means (i) the fair market value of a Partner’s non-cash Capital Contribution as of the date of contribution as agreed to by such Partner and the General Partner as of the date of contribution as set forth on Exhibit A hereto, as it may be amended from time to time, or (ii) in the case of any contribution or distribution of property other than cash not set forth on Exhibit A, the fair market value of such property as determined by the General Partner at the time such property is contributed or distributed, in each of cases (i) and (ii), reduced by liabilities either assumed by the Partnership or Partner upon such contribution or distribution or to which such property is subject when the property is contributed or distributed.

“Agreement” means this Amended and Restated Agreement of Limited Partnership.

“Articles of Incorporation” means the Articles of Incorporation of the General Partner filed with the Maryland State Department of Assessments and Taxation.

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substitute Limited Partner.

“Book Value” means, with respect to any of the Partnership’s property, unless otherwise determined by the General Partner, the Partnership’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Regulations sections 1.704-1(b)(2)(iv)(d)-(g), (m) and (s); provided that the initial Book Value of any asset contributed (or deemed contributed) to the Partnership shall initially be equal to its then-current gross fair market value, as determined by the General Partner in its sole discretion.

“Capital Contribution” means the total amount of cash, cash equivalents, and the Agreed Value of any other assets, contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of the Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner.

“Cash Amount” means an amount of cash equal to the Value of the REIT Shares Amount on the date of receipt by the General Partner of an Exchange Notice.

“Change of Control” means any transaction or series of related transactions whereby any group (within the meaning of Rule 13d-5 under the Exchange Act, or any successor provision) of Persons by way of merger, consolidation or other business combination or purchase, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the voting stock of the General Partner; provided, however, that any transaction or series of related transactions in which the Persons that beneficially owned the shares of the voting stock of the General Partner (including through any direct or indirect parent of the General Partner) immediately prior to such transaction or transactions beneficially own, directly or indirectly, at least a majority of the total voting power of all outstanding voting stock of the surviving or transferee Person shall not be considered a Change of Control.

“Class Percentage Interest” means, as to a Partner holding a class or series of Partnership Interests at any time, its interest in such class or series as determined by dividing the Partnership Units of such class or series then owned by such Partner by the total number of Partnership Units of such class or series then outstanding as specified in Exhibit A attached hereto, as such Exhibit A may be amended from time to time.

“Code” means the Internal Revenue Code of 1986. Reference to any particular provision of the Code shall include a reference to any successor provision of the Code.

“Commission” means the U.S. Securities and Exchange Commission.

“Consent of the Limited Partners” means the written consent of a Majority-in-Interest of the Limited Partners (or other specified group of Limited Partners), which consent shall be obtained prior to the taking of any action for which it is required by this Agreement and may be given or withheld by a Majority-in-Interest of the Limited Partners (or such specified group of Limited Partners), unless otherwise expressly provided herein, in their sole and absolute discretion.

“Correspondence Ratio” means, except as provided elsewhere in this definition, 1.0; provided, that in the event that the General Partner (i) declares (and the applicable record date has passed or will have passed before a redeeming Partner receives cash or REIT Shares in respect of the Partnership Units being redeemed) or pays a dividend on its outstanding REIT Shares of the relevant class or series in REIT Shares of the relevant class or series or makes a distribution to all holders of its outstanding REIT Shares of the relevant class or series in REIT Shares of the relevant class or series, (ii) subdivides its outstanding REIT Shares of the relevant class or series, or (iii) combines its outstanding REIT Shares of the relevant class or series into a smaller number of REIT Shares of the relevant class or series (and, in each of cases (i) through (iii), the Partnership does not make a corresponding distribution, subdivision, or combination with respect to the Partnership Units), the Correspondence Ratio shall be adjusted by multiplying the Correspondence Ratio by a fraction, the numerator of which shall be the number of REIT Shares of the relevant class or series issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as at such time), and the denominator of which shall be the actual number of REIT Shares of the relevant class or series issued and outstanding on the record date for such dividend, distribution, subdivision or combination; provided, further, that in the event of any merger, consolidation or combination of the General Partner with or into another entity (the “Successor Entity”), the Correspondence Ratio shall be adjusted by multiplying the Correspondence Ratio (immediately before such adjustment) by the number of shares of the Successor Entity into which one REIT Share of the relevant class or series is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination. Any adjustment to the Correspondence Ratio shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. A separate Correspondence Ratio shall be determined for each class of Partnership Units by taking into account only the REIT Shares having the same class designation as the applicable class of Partnership Units.

“Event of Bankruptcy” as to any Person means (i) the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or similar provision of law of any jurisdiction (unless such petition is contested by such Person and has been dismissed within 90 days); (ii) the insolvency or bankruptcy of such Person as finally determined by a court proceeding; (iii) the filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; or (iv) the commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another; provided, that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 90 days.

“Exchange Notice” means a Notice of Exercise of Exchange Right, substantially in the form of Exhibit B hereto.

“Excluded Amount” means $12,200,000.

“General Partner” means Uniti until such time as Uniti withdraws as such, and any Person who becomes a substitute or additional General Partner as provided herein, and any successors thereto.

“General Partnership Interest” means a Partnership Interest held by the General Partner in its capacity as a general partner of the Partnership. A General Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Indemnitee” means (i) any Person made (or threatened to be made) a party to or subject to a proceeding, claim or demand by reason of its status as the General Partner or a director, officer or employee of the General Partner or the Partnership and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Joint Venture” means any joint venture or partnership arrangement in which the Partnership is a co-venturer or general partner established to acquire or hold any assets or other investments.

“Limited Partner” means the Original Limited Partner, any Person named as a Limited Partner on Exhibit A attached hereto (including the General Partner in its capacity as a Limited Partner holding Partnership Units), and any Person who becomes a Substitute or Additional Limited Partner in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partnership Interest” means the ownership interest of a Limited Partner in the Partnership at any particular time, including the right of such Limited Partner to any and all benefits to which such Limited Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Limited Partner to comply with all the provisions of this Agreement and of such Act. A Limited Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Majority-in-Interest of the Limited Partners” shall mean Limited Partner(s) (or a specified group of Limited Partners) who hold in the aggregate more than fifty percent (50%) of the Percentage Interests then allocable to and held by the Limited Partners (or such specified group of Limited Partners), as a class (excluding any Partnership Units held by the General Partner or any controlled Affiliate of the General Partner).

“Partner” means any General Partner or Limited Partner.

“Partner Nonrecourse Debt Minimum Gain” has the meaning provided in Regulations Section 1.704-2(i). A Partner’s share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).

“Partnership Common Unit” means a Partnership Unit of the class entitling the holders thereof to the rights of Partnership Common Units as provided in this Agreement.

“Partnership Convertible Preferred Unit” means a Partnership Unit of the class entitling the holders thereof to the rights of Partnership Convertible Preferred Units as provided in this Agreement and Exhibit C hereto.  For all purposes of this Agreement, Exhibit C shall be treated as a Partnership Unit Designation.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may (but is not required to be) expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning provided in Regulations Section 1.704-2(b)(2). A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(1).

“Partnership Percentage Interest” means the percentage common equity ownership interest in the Partnership of each Partner, which, except as set forth in the following sentence, shall be determined by dividing the number of Partnership Common Units owned by a Partner by the aggregate number of Partnership Common Units owned by all Partners; provided, that for so long as any Partner holds Partnership Convertible Preferred Units, the Partners’ respective Partnership Percentage Interests shall be determined as if, immediately before such determination, each Partner holding Partnership Convertible Preferred Units had elected to convert all such Partnership Convertible Preferred Units into Partnership Common Units in accordance with the terms of the Partnership Convertible Preferred Units.  If the Partnership issues classes or series of Partnership Interest other than Partnership Common Units and Partnership Convertible Preferred Units, the interest in the Partnership among the classes or series of Partnership Interests shall be determined as set forth in the Partnership Unit Designation setting forth the rights and privileges of such additional classes or series of Partnership Interest, if any, as contemplated by Section 4.02(a), and a Partner’s Partnership Percentage Interest will mean, with respect to each class or series of Partnership Interests held by such Partner, the product of such Partner’s Class Percentage Interest multiplied by the interest in the Partnership of such class or series of Partnership Interest.

“Partnership Record Date” means the record date established by the General Partner for the distribution of cash pursuant to Section 5.02, which record date shall be the same as the record date established by the General Partner for a distribution to its stockholders.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder, including the Partnership Common Units and the Partnership Convertible Preferred Units. The number and class of Partnership Units held by the General Partner, directly and through the Original Limited Partner, will, with respect to each such class and as of any relevant date, equal the product of the number of shares of the General Partner of such class issued and outstanding as of such relevant date, multiplied by the inverse of the applicable class’s Correspondence Ratio as of such relevant date.

“Percentage Interest” means the Class Percentage Interest or the Partnership Percentage Interest, as the context indicates.

“Person” means any individual, partnership, corporation, joint venture, limited liability company, trust or other entity.

“Regulations” means the applicable income tax regulations, including temporary or proposed regulations issued under the Code. Reference to any particular provision of the Regulations shall include any successor provision of the Regulations.

“REIT” means an entity qualifying as a real estate investment trust under Sections 856 through 860 of the Code.

“REIT Common Share” means a REIT Share classified as common stock in the Articles of Incorporation.

“REIT Convertible Preferred Share” means a REIT Share classified as 3.00% Series A Convertible Preferred Stock established in the Articles Supplementary of the General Partner filed on April 28, 2016.

“REIT Expenses” means (i) costs and expenses relating to the formation and continuity of existence and operation of the General Partner and, other than Talk America, LLC, any Subsidiaries of the General Partner (which Subsidiaries shall, for purposes of this definition, be included within the definition of General Partner), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director, officer, or employee of the General Partner, (ii) costs and expenses relating to (A) any registration and public offering of securities by the General Partner, the net proceeds of which were used to make a contribution to the Partnership, and (B) all statements and reports incidental thereto, including, without limitation, underwriting discounts and selling commissions applicable to any such offering of securities, and any costs and expenses associated with any claims made by any holders of such securities or any underwriters or placement agents thereof, (iii) costs and expenses associated with any repurchase of any securities by the General Partner, (iv) costs and expenses associated with the preparation and filing of any periodic or other reports and communications by the General Partner under federal, state or local laws or regulations, including filings with the Commission, (v) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the Commission and any securities exchange, (vi) costs and expenses associated with any section 401(k) plan, incentive plan, bonus plan or other plan providing for compensation for the employees of the General Partner, (vii) costs and expenses incurred by the General Partner relating to any issuance or redemption of Partnership Interests or REIT Shares, (viii) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of or in connection with the Partnership, and (ix) any payments, costs or expenses arising out of or associated with either (A) liabilities (including contingent liabilities) incurred by the General Partner or (B) contracts entered into by the General Partner (and which have not been legally assumed by or novated to the Partnership), in each case prior to the date hereof.

“REIT Share” means a share of capital stock (or other comparable equity interest) in the General Partner (or Successor Entity, as the case may be), including, as of the date hereof, REIT Common Shares and REIT Convertible Preferred Shares.  REIT Shares may be issued in one or more classes or series in accordance with the terms of the Articles of Incorporation (or, if the General Partner is a Successor Entity, the organizational documents of the General Partner). The term “REIT Shares” shall, as the context requires, be deemed to refer to the class or series of REIT Shares that correspond to the class or series of Partnership Interests for which the reference to REIT Shares is made. When used with reference to Partnership Common Units, the term “REIT Shares” refers to REIT Common Shares or common shares (or other comparable equity interest) of the General Partner (if the General Partner is a Successor Entity).

“REIT Shares Amount” means a number of REIT Shares (of the class corresponding to the class of Partnership Units in question) equal to the product of the number of Partnership Units of such class offered for exchange by an Exchanging Partner, multiplied by the Correspondence Ratio for such class as adjusted to and including the Specified Exchange Date; provided that in the event the General Partner issues to all holders of REIT Shares (or a class of REIT Shares) rights, options, warrants or convertible or exchangeable securities entitling the stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “Rights”), and the Rights have not expired at the Specified Exchange Date, then the REIT Shares Amount shall also include the Rights issuable to a holder of the REIT Shares (or the applicable class of REIT Shares) on the record date fixed for purposes of determining the holders of REIT Shares (or the applicable class of REIT Shares) entitled to Rights.

“Securities Act” means the Securities Act of 1933.

“Service” means the Internal Revenue Service.

“Specified Exchange Date” means the first Business Day of the month first occurring after the expiration of 60 calendar days from the date of receipt by the General Partner of the Exchange Notice.

“Subsidiary” means, with respect to any Person, any corporation, joint venture, partnership, limited liability company or other entity that is more than 50% owned, directly or indirectly, by such Person; provided that such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and polices of such entity, whether through ownership of voting securities or partnerships interests, by contract or otherwise.

“Value” means, with respect to any security, the average of the daily market price of such security for the ten consecutive trading days immediately preceding the date as of which such Value is to be determined. The market price for each such trading day shall be: (i) if the security is listed or admitted to trading on any securities exchange, the last sale price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day; (ii) if the security is not listed or admitted to trading on any securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; or (iii) if the security is not listed or admitted to trading on any securities exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided, that if there are no bid and asked prices reported during the ten days prior to the date in question, the value of the security shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the security includes any additional rights, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

(b)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2015 Budget Act	Section 10.05(a)
AAA	Section 12.10
Acquisition Agreements	Preamble
Additional Funds	Section 4.03
Additional Limited Partner	Section 4.01
Additional Securities	Section 4.02(a)(iv)
Capital Account	Section 4.04
Certificate	Preamble
Defaulting Limited Partner	Section 5.02(b)
Demand Notice	Section 12.10(a)
Exchange Right	Section 8.05(a)
Exchanging Partner	Section 8.05(a)

Term	Section
GAAP	Section 10.01(b)
General Partner Loan	Section 5.02(c)
Hunt	Preamble
Hunt Merger Agreement	Preamble
Meeting Medium	Section 11.02(k)
Net Loss	Section 5.01(g)
Net Profit	Section 5.01(g)
New Allocations	Section 5.07
Offer	Section 7.01(c)(i)
Original Limited Partner	Preamble
Partnership	Preamble
Partnership Loan	Section 5.02(b)
Partnership Representative	Section 10.05(b)
Partnership Unit Designation	Section 4.02(a)(i)
Performance Units	Section 4.02(a)(ii)
Regulatory Allocations	Section 5.01(e)
Requesting Party	Section 12.10(a)
Rights	Section 1.01(a)
SLF Purchase Agreement	Preamble
Substitute Limited Partner	Section 9.03
Successor Entity	Section 1.01(a)
Survivor	Section 7.01(d)
Tax Matters Partner	Section 10.05(a)
Tendered Units	Section 8.05(a)
Transaction	Section 7.01(c)
Transfer	Section 9.02(a)
Uniti	Preamble

Section 1.02.         Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. Except as expressly stated herein, references to any statute, rule, regulation or law shall be deemed to refer to such statute, rule, regulation or law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder. References to any contract, filing, certificate or similar document are to that contract, filing, certificate or similar document as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. Unless otherwise specified herein, all accounting terms used herein will be interpreted and all accounting determinations hereunder will be made in accordance with GAAP. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
PARTNERSHIP FORMATION, CONTINUATION AND IDENTIFICATION

Section 2.01.         Formation and Continuation.  The Partnership is a limited partnership heretofore formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.02.         Name, Office and Registered Agent.  The name of the Partnership is “UNITI GROUP LP.” The principal place of business of the Partnership shall be 10802 Executive Center Drive, Benton Building, Suite 300, Little Rock, Arkansas 72211. The General Partner may at any time change the location of such principal place of business in its sole discretion and shall give notice to the Partners of any such change. The name and address of the Partnership’s registered agent is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801 (unless replaced by the General Partner in its sole discretion). The sole duty of the registered agent as such is to forward to the Partnership any notice that is served on it as registered agent.

Section 2.03.         Partners.

(a)        The initial general partner of the Partnership is Uniti. Its principal place of business is the same as that of the Partnership.

(b)        The limited partners are those Persons identified as Limited Partners (including the General Partner) on Exhibit A hereto, as it may be amended from time to time.

Section 2.04.         Term and Dissolution.

(a)        The Partnership commenced business as a limited partnership upon the date of the Certificate. The Partnership shall have perpetual duration, except that the Partnership shall be dissolved earlier upon the first to occur of any of the following events:

(i)            the occurrence of an Event of Bankruptcy as to a General Partner or the dissolution, termination, removal or withdrawal of a General Partner, unless in each case the business of the Partnership is continued pursuant to Section 7.03(b); however, none of the foregoing shall be deemed to have occurred (x) on account of merger or liquidation of the General Partner into one or more of its Subsidiaries or (y) if a General Partner is a partnership, the dissolution of the General Partner as a result of the dissolution, death, withdrawal, removal or Event of Bankruptcy of a partner in such partnership if the business of such General Partner is continued by the remaining partner or partners thereof, either alone or with additional partners;

(ii)           the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided, that the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as all consideration in respect of such disposition has been received in full); or

(iii)          the election by the General Partner that the Partnership should be dissolved; or

(iv)          dissolution required by applicable law.

(b)        Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 7.03(b)), the General Partner (or its trustee, receiver, successor or legal representative) shall amend or cancel the Certificate and liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 5.06. Notwithstanding the foregoing, the liquidating General Partner may either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations), or (ii) distribute the assets to the Partners in kind.

Section 2.05.         Filing of Certificate and Perfection of Limited Partnership.  The General Partner shall execute, acknowledge, record and file, at the expense of the Partnership, the Certificate and any and all amendments thereto and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary under applicable law to enable the Partnership to conduct its business.

Section 2.06.         Certificates Describing Partnership Units.  At the request of a Limited Partner, the General Partner may, at its option and in its sole and absolute discretion, issue a certificate summarizing the terms of such Limited Partner’s interest in the Partnership, including the number and class of Partnership Units owned as of the date of such certificate. If issued, any such certificates (a) shall be in form and substance as approved by the General Partner, (b) shall not be negotiable and (c) shall bear a legend substantially similar to the following:

“This certificate is not negotiable. The Partnership Units represented by this certificate are governed by, and are transferable only in accordance with, the provisions of the Amended and Restated Agreement of Limited Partnership of Uniti Group LP, as amended from time to time.

The Partnership Units evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and may not be sold, transferred, or otherwise disposed of in the absence of such registration, unless the transferor delivers to the Partnership an opinion of counsel, in form and substance satisfactory to the Partnership, to the effect that the proposed sale, transfer or other disposition may be effected without registration under the Securities Act and under applicable state securities or “Blue Sky” laws.”

ARTICLE 3
BUSINESS OF THE PARTNERSHIP

The purpose and nature of the business to be conducted by the Partnership is (a) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided, however, that such business shall be conducted in such a manner as to permit the General Partner at all times to qualify as a REIT, unless the General Partner otherwise ceases to qualify as a REIT, (b) to enter into any partnership, Joint Venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing, and (c) to do anything necessary, desirable or incidental to the foregoing. In connection with the foregoing, and without limiting the General Partner’s right in its sole and absolute discretion to cease qualifying as a REIT, the Partners acknowledge that the General Partner’s current status and taxation as a REIT inure to the benefit of all the Partners and not solely to the General Partner. Notwithstanding the foregoing, the Limited Partners agree that the General Partner may terminate its status as a REIT under the Code at any time to the full extent permitted under its Articles of Incorporation. The General Partner also shall be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code.

ARTICLE 4
CAPITAL CONTRIBUTIONS AND ACCOUNTS

Section 4.01.         Capital Contributions.  The General Partner and the Original Limited Partner have each made Capital Contributions to the Partnership in exchange for an agreed number and class of Partnership Units to be set forth opposite their names on Exhibit A, such initial Exhibit A to be prepared as promptly as practicable following the date hereof. At such time as new limited partners are admitted into the Partnership (each, an “Additional Limited Partner” and, collectively, “Additional Limited Partners”), each Additional Limited Partner shall make Capital Contributions as set forth opposite their names on Exhibit A, as it may be amended from time to time (including to reflect sales, exchanges or other Transfers, redemptions, issuances or similar events affecting ownership of Partnership Units). Exhibit A shall be deemed automatically amended upon, and the General Partner may, without the approval of any other Partner, attach an amended Exhibit A to this Agreement to reflect: (a) the issuance of Partnership Units issued to Additional Limited Partners or to any existing Limited Partner pursuant to Section 4.02, (b) the purchase or redemption of any Partnership Units pursuant to Section 6.09, (c) the redemption or purchase of Partnership Units by the Partnership or the General Partner in connection with the exercise by a Limited Partner of the Exchange Right and (d) Transfers of Partnership Units permitted by Article 9 (to either Substitute Limited Partners or Assignees).  As of immediately prior to the consummation of the first of the transactions contemplated by the Acquisition Agreements, (i) the total number of Partnership Common Units outstanding will equal the total number of REIT Common Shares then outstanding, (ii) the Partnership Common Units then outstanding will be held 99.99% by the General Partner and 0.01% by the Original Limited Partner, (iii) the total number of Partnership Convertible Preferred Units outstanding will equal the total number of REIT Convertible Preferred Shares then outstanding and (iv) the Partnership Convertible Preferred Units then outstanding will be held 100% by the General Partner, and the General Partner shall take all steps necessary or desirable to give effect to this sentence, including by amending Exhibit A.

Section 4.02.         Additional Capital Contributions and Issuances of Additional Partnership Interests.  Except as provided in this Section 4.02 or in Section 4.03, the Partners shall have no obligation or, except with the prior written consent of the General Partner, right (including any preemptive, preferential, participation or similar right) to make any additional Capital Contributions or loans to the Partnership. The General Partner may contribute additional capital to the Partnership, from time to time, and receive additional Partnership Units in respect thereof in the manner contemplated by this Section 4.02.

(a)        Issuances of Additional Partnership Interests.

(i)            General. The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests in the form of Partnership Units for any Partnership purpose, at any time or from time to time, to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners. Without limiting the generality of the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (A) upon the conversion, redemption or exchange of any debt, Partnership Units or other securities issued by the Partnership, (B) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership, and/or (C) in connection with any merger of any other Person into the Partnership or any Subsidiary of the Partnership. Subject to Delaware law, any additional Partnership Interests issued thereby may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests then outstanding, all as shall be determined by the General Partner in its sole and absolute discretion (and without the approval of any Limited Partner), and set forth in a written document amending this Agreement (each, a “Partnership Unit Designation”). Without limiting the generality of the foregoing, the General Partner shall have authority to specify (1) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (2) the right of each such class or series of Partnership Interests to share in Partnership distributions; (3) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; (4) the voting rights, if any, of each such class or series of Partnership Interests; and (5) the conversion, redemption, or exchange rights applicable to each such class or series of Partnership Interests. Upon the issuance of any additional Partnership Interest, the General Partner shall amend Exhibit A as appropriate to reflect such issuance.

(ii)           Issuances of Performance Units.  Without limiting the generality of the foregoing, the General Partner is hereby authorized to create one or more classes or series of additional Partnership Interests, in the form of Partnership Units, for issuance at any time or from time to time to directors, officers or employees of the General Partner or any Affiliate of the foregoing (such Partnership Units, “Performance Units”), and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner, all without approval of any Limited Partner or any other Person. The General Partner shall determine, in its sole and absolute discretion without the approval of any Limited Partner or any other Person, and set forth in a Partnership Unit Designation, the designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Performance Units (including, without limitation, the vesting schedule and the extent to which the value or number of each such class or series of Performance Units is subject to adjustment based on the financial performance of the General Partner or the Partnership or any of their respective Subsidiaries). Upon the issuance of any class or series of Performance Units, the General Partner shall amend the Partnership Agreement, including Exhibit A and Article 5, and the books and records of the Partnership as appropriate to reflect such issuance and the terms of such Performance Units.

(iii)          Issuances of Additional Partnership Interests to the General Partner. Notwithstanding the preceding Section 4.02(a)(i), no additional

Partnership Interests shall be issued to the General Partner or the Original Limited Partner unless:

(A)            (1) the additional Partnership Interests are issued in connection with an issuance of REIT Shares or other interests in the General Partner, which shares or interests have designations, preferences and other rights such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner by the Partnership in accordance with this Section 4.02 (without limiting the generality of the foregoing, for example, the Partnership shall issue Partnership Interests consisting of Partnership Common Units to the General Partner in connection with the General Partner’s issuance of REIT Common Shares and shall issue Partnership Interests consisting of a class of Partnership Units with such designations, preferences, relative participating, optional or other special rights, powers and duties, rights as to allocations of items of Partnership income, gain, loss, deduction and credit, rights to share in Partnership distributions, and rights upon dissolution and liquidation as correspond to the General Partner’s issuance of a new class of REIT Shares), and (2) the General Partner, on its own or with the Original Limited Partner, shall make a Capital Contribution to the Partnership in an amount equal to the aggregate net proceeds (if any) raised in connection with the issuance of such REIT Shares or other interests in the General Partner;

(B)            the additional Partnership Interests are issued upon the conversion, redemption, repurchase or exchange of debt securities, Partnership Units (including Partnership Convertible Preferred Units) or other securities issued by the Partnership in accordance with the terms thereof;

(C)            the additional Partnership Interests are issued in exchange for property or other assets owned by the General Partner or Original Limited Partner with a fair market value, as determined by the General Partner, in good faith, equal to the value of the Partnership Interests (taking into account the acquisition costs incurred in connection with acquiring such property of other assets); or

(D)            the additional Partnership Interests are Partnership Common Units and are issued to all Partners in proportion to their respective Class Percentage Interests with respect to the Partnership  Common Units.

(iv)          Issuance of Additional Securities.  The General Partner shall not issue any additional REIT Shares (other than REIT Shares issued in connection with an exchange made pursuant to Section 8.05 or upon the conversion, redemption or repurchase of REIT Convertible Preferred Shares by the holders thereof in accordance with the terms thereof) or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares (collectively, “Additional Securities”) other than to all holders of REIT Shares, unless (1) the General Partner shall cause the Partnership to issue to the General Partner (or to the General Partner and the Original Limited Partner, as the General Partner may designate) Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights such that the economic interests are substantially similar to those of the Additional Securities, and (2) the General Partner (or the General Partner and the Original Limited Partner) contributes the net proceeds (if any) from the issuance of such Additional Securities and from any exercise of rights contained in such Additional Securities, directly (or through the Original Limited Partner), to the Partnership (without limiting the generality of the foregoing, for example, the Partnership shall issue Partnership Interests consisting of Partnership Common Units to the General Partner in connection with the General Partner’s issuance of REIT Common Shares and a class of Partnership Units with such designations, preferences, relative participating, optional or other special rights, powers and duties, rights as to allocations of items of Partnership income, gain, loss, deduction and credit, rights to share in Partnership distributions, and rights upon dissolution and liquidation as correspond to the General Partner’s issuance of a new class of REIT Shares). Without limiting the generality of the foregoing, the General Partner is expressly authorized to issue Additional Securities for less than fair market value, and to cause the Partnership to issue to the General Partner (or to the General Partner and the Original Limited Partner) corresponding Partnership Interests, so long as (1) the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership, including without limitation, the issuance of REIT Shares and corresponding Partnership Units pursuant to an employee share purchase plan providing for employee purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise, or any other issuance of REIT Shares in connection with an equity plan, and (2) the General Partner contributes directly (or through the Original Limited Partner) all proceeds from such issuance to the Partnership. For example, in the event the General Partner issues REIT Shares of any class for a cash purchase price and contributes all of the net proceeds of such issuance to the Partnership, the General Partner shall be issued a number of additional Partnership Units having the same class designation as the issued REIT Shares equal to the product of (x) the number of such REIT Shares of that class issued by the General Partner, the net proceeds of which were so contributed, multiplied by (y) the inverse of the applicable class’s Correspondence Ratio in effect on the date of such contribution. Notwithstanding the foregoing, (1) the limitations of this Section 4.02(a)(iv) shall not apply to any issuance pursuant to an equity plan of Additional Securities that are convertible into, exercisable for or exchangeable into REIT Shares, but shall in each of the foregoing cases apply to the issuance of REIT Shares in connection with the conversion, exercise or exchange of such Additional Securities and (2) the limitations of this Section 4.02(a)(iv) shall not apply to an issuance of any REIT Share that is unvested at the time of issuance and in respect of which no election is validly made under Section 83(b) of the Code, but shall apply upon the vesting of any such REIT Share.

(b)           Certain Deemed Contributions of Proceeds of Issuance of REIT Shares.  Subject to the permitted use of cash specified in Section 8.05(d), in connection with any and all issuances of REIT Shares, the General Partner shall make directly (or through the Original Limited Partner) Capital Contributions to the Partnership of the net proceeds from such issuances; provided, that (i) if the proceeds actually received and contributed by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other fees or expenses paid or incurred in connection with such issuance, then the General Partner (or the General Partner together with the Original Limited Partner, as applicable) shall be deemed to have made Capital Contributions to the Partnership in the aggregate amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have paid such offering expenses in accordance with Section 6.05 and in connection with the required issuance of additional Partnership Units for such Capital Contributions pursuant to Section 4.02(a), and any such expenses shall be allocable solely to the class of Partnership Units issued to the General Partner (or the Original Limited Partner) at such time and (ii) if the proceeds actually received and contributed by the General Partner are less than the Value of a REIT Share as a result of the exercise price or other purchase price of a REIT Share pursuant to an employee share purchase plan, employee stock option or other equity plan being less than such Value of a REIT Share, then the General Partner (or the General Partner together with the Original Limited Partner, as applicable) shall be deemed to have made Capital Contributions to the Partnership in the aggregate amount of the Value of the REIT Shares issued.

Section 4.03.         Additional Funding.  If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds (“Additional Funds”) for any Partnership purpose, the General Partner may (a) cause the Partnership to obtain such funds from outside borrowings upon such terms as the General Partner deems appropriate (which may be convertible, redeemable or exchangeable for Partnership Units and/or REIT Shares), or (b) elect to have the General Partner or any of its Affiliates provide such Additional Funds to the Partnership through loans or otherwise.

Section 4.04.         Capital Accounts.  A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with Regulations Section 1.704-1(b)(2)(iv). If (a) a new or existing Partner acquires an additional Partnership Interest in exchange for more than a de minimis Capital Contribution, (b) the Partnership distributes to a Partner more than a de minimis amount of Partnership property as consideration for the redemption of a Partnership Interest, (c) a Partnership Convertible Preferred Unit is converted into a Partnership Common Unit or (d) the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), the General Partner shall adjust the Book Values of the property of the

Partnership to their respective fair market values (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) in accordance with Regulations Section 1.704-l(b)(2)(iv)(f) or (s), as applicable. When the Partnership’s property is revalued by the General Partner, the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f), (g), (h) and (s).

Section 4.05.         Percentage Interests.  If the number of outstanding Partnership Units increases or decreases during a taxable year, each Partner’s Class Percentage Interest and Partnership Percentage Interest shall be adjusted by the General Partner effective as of the date of each such increase or decrease. If the Partners’ Percentage Interests are adjusted pursuant to this Section 4.05, the Net Profit and Net Loss for the taxable year in which the adjustment occurs shall be divided between the part of the year ending on the effective date of such increase or decrease and the part of the year beginning on the following day and, as so divided, shall be allocated to the Partners based on their Percentage Interests before adjustment, and their adjusted Percentage Interests, respectively, either (a) as if the taxable year had ended on the date of the adjustment or (b) based on the number of days in each part. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate Net Profit and Net Loss for the taxable year in which an adjustment occurs, as may be required or permitted under Section 706 of the Code.

Section 4.06.         No Interest on Contributions.  No Partner shall be entitled to interest on its Capital Contribution.

Section 4.07.         Return of Capital Contributions.  No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.

Section 4.08.         No Third-Party Beneficiary.  No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership.

ARTICLE 5
ALLOCATION OF NET PROFIT AND NET LOSS; DISTRIBUTIONS

Section 5.01.         Allocation of Net Profit and Net Loss.

(a)        General.  Except as otherwise provided in this Agreement, Net Profit and Net Loss or, to the extent required, items of gross income, gain, deduction or loss that would otherwise be included therein, for any taxable year or other period shall be allocated among the Partners in a manner such that the Capital Account of each Partner, immediately following such allocation, is, as nearly as possible, equal (proportionately) to the difference of: (i) the distributions that would have been made to such Partner had the Partnership been dissolved, its affairs wound up and its assets sold for cash equal to their Book Values, all Partnership liabilities had been satisfied (limited in the case of each nonrecourse liability to the Book Value of the assets securing such liability) and the net assets of the Partnership, plus the Excluded Amount, were distributed to the Partners immediately thereafter, first, in accordance with the liquidation preferences of any Partnership Units that are entitled to preference on liquidation, in accordance with the rights of such class(es) or series of Partnership Units (and, within such class(es) or series, pro rata in proportion to the respective Class Percentage Interests on such date) and, thereafter, in accordance with Section 5.02, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Partner would be obligated to contribute to the Partnership, calculated immediately prior to such hypothetical sale of assets; provided, that for each taxable year or other period in which the General Partner holds any property or other assets, other than a direct or indirect interest in Partnership Units, the amount described in the preceding clause (i) in respect of the General Partner shall be reduced by the Excluded Amount.  For the avoidance of doubt, Net Loss allocated to a Partner shall not exceed the amount that could be so allocated without causing such Partner to have an Adjusted Capital Account Deficit after giving effect to such allocation.  Any Net Loss in excess of such amount shall be allocated to the General Partner.  An allocation of Net Profit or Net Loss to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss and deduction that is taken into account in computing such Net Profit or Net Loss, as the case may be.

(b)        Partner Nonrecourse Debt Minimum Gain Chargeback.  Items of loss or deduction attributable to partner nonrecourse debt (as defined in Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Regulations Section 1.704-2(i). If there is a net decrease during a taxable year in Partner Nonrecourse Debt Minimum Gain, items of income and gain for such taxable year (and, if necessary, for subsequent taxable years) shall be allocated to the Partners in the amounts and of such character as determined according to Regulations Section 1.704-2(i)(4). This Section 5.01(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Regulations Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

(c)           Minimum Gain Chargeback.  Nonrecourse deductions (as determined according to Regulations Section 1.704-2(b)(1)) for any taxable year shall be allocated to the Partners ratably based upon the manner in which Net Profit (determined without regard to such non-recourse deductions) is allocated among the Partners for such taxable year. Except as otherwise provided in Section 5.01(b), if there is a net decrease in the Partnership Minimum Gain during any taxable year, each Partner shall be allocated items of income and gain for such taxable year (and, if necessary, for subsequent taxable years) in the amounts and of such character as determined according to Regulations Section 1.704-2(f). This Section 5.01(c) is intended to be a minimum gain chargeback provision that complies with the requirements of Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(d)           Qualified Income Offset.  If any Partner that unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any taxable year, computed after the application of Section 5.01 but before the application of this Section 5.01(d), then items of Partnership income and gain for such taxable year shall be allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Partner as soon as possible (and, if two or more Partners have such deficits, in proportion to their deficits). This Section 5.01(d) is intended to be a qualified income offset provision as described in Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(e)           Allocation of Certain Items; Regulatory Allocations.  Items of income, gain, loss or deduction described in Section 5.01(g)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).  The allocations set forth in the preceding sentence and in (b)-(d) of this Section 5.01 (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-l(b) and 1.704-2 of the Regulations. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to allocate Net Profit and Net Loss of the Partnership or make the Partnership’s distributions. Accordingly, notwithstanding the other provisions of this Section 5.01, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Partners so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Partners to be in the amounts (or as close thereto as possible) they would have been if Net Profit and Net Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Partners anticipate that this will be accomplished by specially allocating such other items of income, gain, loss or deduction among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Partner is zero.

(f)            Allocations Between Transferor and Transferee.  If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items constituting Net Profit or Net Loss allocable among the Partners during the taxable year of the Partnership in which such transfer occurs shall be allocated between the transferor Partner and the transferee Partner either (i) as if the Partnership’s taxable year had ended on the date of the transfer, or (ii) based on the number of days of such taxable year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items constituting Net Profit or Net Loss between the transferor and the transferee Partner, as may be required or permitted under Section 706 of the Code.

(g)           Determination of Net Profit and Net Loss.  The Partnership’s “Net Profit” or “Net Loss” for any taxable year means an amount equal to the Partnership’s income or loss for such taxable year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), but with the following adjustments:

(i)            The computation of taxable income or loss shall include those items described in Section 705(a)(1)(B) of the Code or Section 705(a)(2)(B) of the Code and Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii)           If the Book Value of any of the Partnership’s property is adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii)          Items of income, gain, loss or deduction attributable to the disposition of the Partnership’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)          Items of depreciation, amortization and other cost recovery deductions with respect to the Partnership’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Regulations Section 1.704-l(b)(2)(iv)(g).

(v)           To the extent an adjustment to the adjusted tax basis of any of the Partnership’s assets pursuant to Sections 732(d), 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi)          Notwithstanding any other provision of this Section 5.01(g), any items which are specially allocated pursuant Section 5.01(b), Section 5.01(c), Section 5.01(d) or Section 5.01(e) shall not be taken into account in computing Net Profit or Net Loss (but the amount of items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to those Sections shall be determined by applying rules analogous to those set forth in this Section 5.01(g)).

(h)           Tax Allocations.

(i)            Allocations Generally.  Items of income, gains, losses, and deductions of the Partnership will be allocated for federal, state and local income tax purposes among the Partners in accordance with the allocation of such items of income, gains, losses, and deductions among the Partners for computing their Capital Accounts pursuant to the preceding provisions of this Section 5.01; except that if any such allocation is not permitted by the Code or other applicable law, the Partnership’s items of income, gains, losses and deductions will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(ii)           Code Section 704(c) Allocations.  Items of the Partnership’s taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value. In addition, if the Book Value of any asset of the Partnership is adjusted pursuant to the requirements of Regulations Section 1.704-1(b)(2)(iv)(e) or (f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code. The General Partner shall determine all allocations pursuant to this Section 5.01(h)(ii) using a method that is reasonable, as determined in the General Partner’s sole discretion, under Regulations Section 1.704-3.

(iii)          Allocation of Tax Credits, Tax Credit Recapture, Etc.  Tax credits, tax credit recapture, and any items related thereto shall be allocated to the Partners according to their interests in such items as determined by the General Partner taking into account the principles of Regulations Section 1.704-1(b)(4)(ii).

(iv)          Effect of Allocations.  Allocations pursuant to this Section 5.01(h) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account, share of distributions or share of Net Profit, Net Loss, or items of income, gain, deduction and loss pursuant to any provision of this Agreement.

Section 5.02.         Distributions of Cash.

(a)        Subject to the other provisions of this Section 5.02 and to the terms of any Partnership Unit Designation, the General Partner shall cause the Partnership to distribute cash at such times and in such amounts as determined by the General Partner in its sole and absolute discretion, to the Partners who are Partners on the Partnership Record Date with respect to such distribution in the following manner:

(i)            first, with respect to any Partnership Units that are entitled to any preference in distribution, in accordance with the rights of such class(es) or series of Partnership Units (and, within such class(es) or series, pro rata in proportion to the respective Class Percentage Interests on such Partnership Record Date); and

(ii)           second, with respect to any Partnership Units that are not entitled to any preference in distribution, in accordance with the rights of such class or series of Partnership Units (and, within such class or series, pro rata in proportion to the respective Class Percentage Interests on such Partnership Record Date).

(b)        Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, the requirements of Sections 1441, 1442, 1445, 1446 and 1471-1474 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to a Partner or its assignee (including by reason of Section 1446 of the Code), either (i) if the amount to be distributed to the Partner or assignee equals or exceeds the amount required to be withheld by the Partnership, the amount withheld shall be treated as a cash distribution under Section 5.02(a) to such Partner or assignee, or (ii) if the amount required to be withheld by the Partnership exceeds the amount to be distributed to the Partner or assignee, such excess shall be treated as a loan (a “Partnership Loan”) from the Partnership to the Partner or assignee on the day the Partnership pays over such excess to the relevant taxing authority.  A Partnership Loan shall be payable on demand and may, at the discretion of the General Partner, be repaid through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee. In the event that a Limited Partner (a “Defaulting Limited Partner”) fails to pay any amount owed to the Partnership with respect to the Partnership Loan within 15 days after demand for payment thereof is made by the Partnership on the Limited Partner, the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner. In such event, on the date of payment, the General Partner shall be deemed to have extended a loan (a “General Partner Loan”) to the Defaulting Limited Partner in the amount of the payment made by the General Partner and shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount. Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner. Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 5.02(b) shall bear interest at the lesser of (1) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, or (2) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.

(c)        If a Partner is entitled to receive a cash dividend as the holder of record of a REIT Share for which all or part of a Partnership Unit held by such Partner has been or will be exchanged, any corresponding distribution of cash with respect to such Partnership Unit shall be made to the General Partner.

Section 5.03.         REIT Distribution Requirements.  The General Partner shall use its reasonable efforts to cause the Partnership to distribute amounts sufficient to enable the General Partner to pay stockholder dividends that will allow the General Partner to (a) meet its distribution requirement for qualification as a REIT as set forth in Section 857 of the Code and (b) avoid any federal income or excise tax liability imposed by the Code.

Section 5.04.         No Right to Distributions in Kind.  No Partner shall be entitled to demand property other than cash in connection with any distributions by the Partnership.

Section 5.05.         Limitations on Return of Capital Contributions.  Notwithstanding any of the provisions of this Article 5, no Partner shall have the right to receive and the General Partner shall not have the right to make a distribution that includes a return of all or part of a Partner’s Capital Contributions, unless after giving effect to the return of a Capital Contribution, the sum of all Partnership liabilities, other than the liabilities to a Partner for the return of its Capital Contribution, does not exceed the fair market value of the Partnership’s assets.

Section 5.06.         Distributions Upon Liquidation.  Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership (in the General Partner’s good faith judgment), any remaining assets of the Partnership shall be distributed (i) first, in accordance with the liquidation preferences of any Partnership Units that are entitled to preference on liquidation, in accordance with the rights of such class(es) or series of Partnership Units (and, within such class(es) or series, pro rata in proportion to the respective Class Percentage Interests on such date) and (ii) thereafter, to all Partners with positive Capital Accounts in proportion to their respective positive Capital Account balances, determined after taking into account all allocations required to be made pursuant to Section 5.01 and all prior distributions made pursuant to this Article 5 (including distributions made pursuant to this Section 5.06). To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.

Section 5.07.         Substantial Economic Effect.  It is the intent of the Partners that the allocations of Net Profit, Net Loss and other items of income, gain, loss and deduction under this Agreement have substantial economic effect (or be consistent with the Partners’ interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Article 5 and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent. If, for any reason, the General Partner deems it necessary in order to comply with the Code, the General Partner may, and is hereby authorized and directed to, allocate income, gain, loss, deduction or credit (or items thereof) arising in any year differently than as provided in this Article 5 if, and to the extent, (i) that allocating income, gain, loss, deduction or credit (or item thereof) as provided in this Article 5 is not permitted by the Code and any Regulations promulgated thereunder, or (ii) such allocation would be inconsistent with a Partner’s interest in the Partnership taking into consideration all facts and circumstances. Any allocation made pursuant to this Section 5.07 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Agreement, and no further amendment of this Agreement or approval by any Partner shall be required to effectuate such allocation. In making any such allocations (“New Allocations”) under this Section, the General Partner is authorized to act in reliance upon advice of counsel to the Partnership or the Partnership’s regular certified public accountants that, in their opinion, after examining the relevant provisions of the Code and any current or future proposed or final Regulations thereunder, the New Allocations are necessary in order to ensure that, in either the then-current year or in any preceding year, each Partner’s distributive share of income, gain, loss, deduction or credit (or items thereof) are determined and allocated in accordance with the Code and the Partner’s interests in the Partnership. New Allocations made by the General Partner in reliance upon the advice of counsel and accountants as described above shall be deemed to be made in the best interests of the Partnership and all of the Partners consistent with the duties of the General Partner hereunder and any such New Allocations shall not give rise to any claim or cause of action by any Partner against the Partnership or the General Partner.

ARTICLE 6
RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER

Section 6.01.         Management of the Partnership.

(a)        Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership. Subject to the restrictions specifically contained in this Agreement, the powers and obligations, as the context requires, of the General Partner shall include, without limitation, the authority to take the following actions on behalf of the Partnership:

(i)            to acquire, purchase, own, operate, lease and dispose of any real property and any other property or assets including, but not limited to notes, mortgages, partnership or Joint Venture interests or securities;

(ii)           to manage, control, invest, reinvest, acquire by purchase, lease or otherwise, sell, contract to purchase or sell, grant, obtain, or exercise options to purchase, options to sell or conversion rights, assign, transfer, convey, deliver, endorse, pledge, mortgage, abandon, improve, repair, maintain, lease and otherwise deal with any and all property of whatever kind and nature, and wheresoever situated;

(iii)          to develop land, construct buildings and make other improvements on any and all of the properties owned, leased or otherwise acquired by the Partnership;

(iv)          to authorize, issue, sell, redeem or otherwise repurchase any Partnership Interests or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Interests, or options, rights, warrants or appreciation rights relating to any Partnership Interests) of the Partnership, subject to the limitations in Section 4.02;

(v)           to borrow or lend money for the Partnership, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure such indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(vi)          to pay, either directly or by reimbursement, for all operating costs and general administrative expenses of the Partnership to third parties or to the General Partner or its Affiliates as set forth in this Agreement;

(vii)         to guarantee or become a co-maker of indebtedness of the General Partner or any Subsidiary thereof, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(viii)        to use assets of the Partnership (including, without limitation, cash on hand) for any purpose. including payment, either directly or by reimbursement, of all operating costs and general administrative expenses of the General Partner, the Original Limited Partner, the Partnership or any of their respective Subsidiaries, to third parties or to the General Partner or the Original Limited Partner;

(ix)          to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;

(x)           to demand, sue for, receive and otherwise take steps to collect or recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Partnership may be entitled or which are or may become due the Partnership from any Person;

(xi)          to prosecute, defend, arbitrate, or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly, to prosecute, settle or defend litigation with respect to the Partners, the Partnership, or the Partnership’s assets;

(xii)         to file applications, communicate, and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;

(xiii)        to make or revoke any election permitted or required of the Partnership by any taxing authority;

(xiv)        to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;

(xv)         to determine whether or not to apply any insurance proceeds for any asset to the restoration of such asset, to distribute the same, or to use such proceeds for other Partnership uses;

(xvi)        to establish one or more divisions of the Partnership, to hire, dismiss and compensate employees of the Partnership or any division of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers, and such other persons, as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay such persons remuneration as the General Partner may deem reasonable and proper;

(xvii)       to retain other services of any kind or nature in connection with Partnership business and to pay such remuneration as the General Partner may deem reasonable and proper for same;

(xviii)      to negotiate and enter into agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;

(xix)        to conduct any and all banking transactions on behalf of the Partnership, to adjust and settle checking, savings and other accounts in such institutions as the General Partner shall deem appropriate; to draw, sign, execute, accept, endorse, guaranty, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment of money in, into or from any account in the Partnership’s name; to execute, procure, consent to and authorize extensions and renewals of the same; to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts;

(xx)         to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;

(xxi)        to distribute Partnership cash or other Partnership assets, subject to the provisions of Article 5;

(xxii)       to take all reasonable measures necessary to insure compliance by the Partnership with applicable arrangements, and other contractual obligations and arrangements entered into by the Partnership from time to time;

(xxiii)      to form or acquire an interest in, and contribute property to, any further limited or general partnerships, Joint Ventures, limited liability companies or other entities or relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);

(xxiv)     to establish Partnership reserves for working capital, capital expenditures, contingent liabilities, or any other valid purpose;

(xxv)      the approval and/or implementation of any merger (including a triangular merger), consolidation or other combination between the Partnership and any other Person, whether with or without consent of any of the Limited Partners (it being agreed that the terms of Section 17-211(g) of the Act shall be applicable such that the General Partner shall have the right to effect any amendment to this Agreement or effect the adoption of a new partnership agreement in connection with any such merger, consolidation or other combination);

(xxvi)     to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code;

(xxvii)    to take any of the foregoing actions with respect to any Subsidiary, to the extent consistent with the governing documents of such Subsidiary; and

(xxviii)   to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing the General Partner at all times to qualify as a REIT unless the General Partner voluntarily terminates its REIT status) and to possess and enjoy all of the rights and powers of a general partner as provided by the Act.

(b)        Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to apply Partnership funds to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to require the General Partner, in its capacity as such, to expend its own funds for payment to third parties or to undertake any liability or obligation directly on its account for or on behalf of the Partnership.

(c)        Each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned actions, agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation, to the full extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any action or agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

(d)        Notwithstanding the foregoing, the General Partner shall not have the authority to:

(i)            take any action that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided herein;

(ii)           possess any Partnership property or assign rights in specific Partnership property for other than Partnership purposes, except as otherwise provided herein; or

(iii)          admit any Person as a Partner, except as otherwise provided herein.

Nothing herein contained shall impose any obligation on any Person or firm doing business with the Partnership to inquire as to whether or not the General Partner has properly exercised its authority in executing any contract, lease, mortgage, deed or other instrument or document on behalf of the Partnership, and any such third Person shall be fully protected in relying upon such authority.

Section 6.02.         Delegation of Authority.  The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person (including without limitation officers or other agents of the Partnership or the General Partner appointed by the General Partner) for the transaction of the business of the Partnership, which Person may perform any acts or services for the Partnership as the General Partner may approve.

Section 6.03.         Indemnification of Indemnitees.

(a)        To the fullest extent permitted by applicable law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (collectively, “Actions”), that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, as a result of acting on behalf of or performing services for the Partnership, unless (i) the Indemnitee did not act in good faith or committed fraud, (ii) in the case of a criminal proceeding, if the Indemnitee had reasonable cause to believe the act or omission was unlawful or (iii) for any transaction for which such Indemnitee actually received an improper personal benefit in money, property or services or otherwise, in violation or breach of any provision of this Agreement; provided that (x) no payments pursuant to this Agreement shall be made by the Partnership to indemnify to any Indemnitee with respect to any Action initiated or brought voluntarily by such Indemnitee (and not by way of defense) unless (I) approved or authorized by the General Partner or (II) incurred to establish or enforce such Indemnitee’s right to indemnification under this Agreement, and (y) the Partnership shall not be liable for any expenses incurred by an Indemnitee in connection with one or more Actions brought by the Partnership or involving such Indemnitee if such Indemnitee is found liable to the Partnership on any portion of any claim in any such Action.  The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 6.03(a). The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, does not alone determine that the Indemnitee acted in a manner contrary to that specified in this Section 6.03(a). Any indemnification pursuant to this Section 6.03 shall be made only out of the assets of the Partnership.

(b)        Subject to the proviso in the first sentence of Section 6.03(a), which shall apply to such payment or reimbursement in the same manner it applies to indemnification, the Partnership shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of an Action if all of the following are satisfied: (i) the Action relates to acts or omissions with respect to the performance of duties for services on behalf of the Partnership, (ii) the Indemnitee provides the Partnership with written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 6.03, (iii) the Action was initiated by a third party who is not a stockholder of the General Partner or a Limited Partner, or if by a stockholder of the General Partner or a Limited Partner acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (iv) the Indemnitee provides the Partnership with a written agreement to repay the amount paid or reimbursed by the Partnership, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.

(c)        The indemnification provided by this Section 6.03 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(d)        The Partnership may purchase and maintain insurance or establish other arrangements, including without limitation trust arrangements and letters of credit on behalf of or to secure indemnification obligations owed to the Indemnitees and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)        For purposes of this Section 6.03, (i) the Partnership shall be deemed to have requested an Indemnitee to serve as a fiduciary of an employee benefit plan whenever the performance by the Indemnitee of its duties to the Partnership also imposes duties on the Indemnitee, or otherwise involves services by the Indemnitee to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 6.03; and (iii) actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

(f)         In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)        An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.03 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)        The provisions of this Section 6.03 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights in or be for the benefit of any other Persons.

(i)         Neither the amendment nor repeal of this Section 6.03, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section 6.03, shall apply to or affect in any respect the applicability of this Section 6.03 with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

(j)         Notwithstanding the preceding, the indemnification provided under this Section 6.03 shall be limited to the extent it would provide greater indemnification than would be allowed under the Articles of Incorporation.

(k)        The Partnership hereby agrees that, as between Uniti and the Partnership, the Partnership is the indemnitor of first resort (i.e., its obligations to an Indemnitee under this Agreement are primary and any obligation of Uniti or any other Person to provide advancement or indemnification for the same matters incurred by such Indemnitee are secondary).

Section 6.04.         Liability of the General Partner.

(a)        Generally.

(i)            Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any Person acting on its behalf (including its directors, officers and employees) shall be liable for damages (monetary or otherwise) to the Partnership or any Partners for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or any act or omission if the General Partner acted in good faith. The General Partner shall not be in breach of any duty that the General Partner may owe to the Limited Partners or the Partnership or any other Persons under this Agreement or of any duty stated or implied by law or equity; provided the General Partner acts in good faith.

(ii)           Without limiting the foregoing, to the maximum extent that the Act and the general laws of the State of Delaware, in effect from time to time, permit limitation of the liability of general partners of a limited partnership, the General Partner and its officers, directors, employees, agents and stockholders shall not be liable to the Partnership or to any Partner for money damages except to the extent that (1) the General Partner or its officers, directors, employees, agents or stockholders actually received an improper benefit or profit in money, property or services, in which case the liability shall not exceed the amount of the benefit or profit in money, property or services actually received; or (2) a judgment or other final adjudication adverse to the General Partner or one or more of its officers, directors, employees, agents or stockholders is entered in a proceeding based on a finding in the proceeding that the action or failure to act of the General Partner or one or more of its officers, directors, employees, agents or stockholders was the result of common law fraud and was material to the cause of action adjudicated in the proceeding.

(iii)          Neither the amendment nor repeal of this Section 6.04(a), nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section 6.04(a), shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

(b)        Without limiting the foregoing, the Limited Partners expressly acknowledge that (i) the General Partner is acting on behalf of the Partnership, itself and its stockholders collectively, (ii) the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or the tax consequences of some, but not all, of the Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions and (iii) the General Partner shall have no liability for any action or inaction that gives priority to the separate interests of the General Partner and its stockholders.

(c)        Subject to its obligations and duties as General Partner set forth in Section 6.01, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its officers or agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(d)        Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order to (i) protect the ability of the General Partner to continue to qualify as a REIT, (ii) prevent the General Partner from incurring any taxes under Section 857, Section 4981, or any other provision of the Code or (iii) for any General Partner Affiliate to continue to qualify as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

(e)        Any amendment, modification or repeal of this Section 6.04 or any provision shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partners under this Section 6.04 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

(f)         To the fullest extent permitted by applicable law, no Partner or any of its Affiliates or any of their respective officers, directors, employees, agents, members, associates or other representatives shall as a result of this Agreement or such status owe any fiduciary duty to the Partnership, any Affiliate of the Partnership, any other Partner or any Affiliate of any other Partner, and shall only have the duty to act in good faith as expressly set forth herein. The General Partner shall not be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or modify the duties and liabilities of the General Partner under the Act or otherwise existing under applicable law, are agreed by the Partners to replace such other duties and liabilities of such General Partner.

(g)        Whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its “sole and absolute discretion,” “sole discretion” or “discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest or factors affecting the Partnership or the Partners or any of them, or (ii) in its “good faith” or under another expressed standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise. If any question should arise with respect to the operation of the Partnership, which is not otherwise specifically provided for in this Agreement or the Act, or with respect to the interpretation of this Agreement, the General Partner is hereby authorized to make a final determination with respect to any such question and to interpret this Agreement in such a manner as it shall deem, in its sole discretion, to be fair and equitable, and its determination and interpretations so made shall be final and binding on all parties.

(h)        The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(i)         The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

Section 6.05.         Compensation and Reimbursement of General Partner.

(a)        Except as provided in this Section 6.05 and elsewhere in this Agreement (including the provisions of Article 5 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b)        The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s ownership of its assets and its operations. The General Partner and the Original Limited Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all Administrative Expenses. The Partners acknowledge that all such expenses of the General Partner and the Original Limited Partner are deemed to be for the benefit of the Partnership. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 6.03 hereof. In the event that certain expenses are incurred for the benefit of the Partnership and other entities, such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as (i) expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner or the Original Limited Partner, or (ii) payments in respect of liabilities assumed by the Partnership from the General Partner, as appropriate.

Section 6.06.         Outside Activities.  The General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership. Neither the Partnership nor any of the Limited Partners shall have any rights by virtue of this Agreement in any such business ventures, interests or activities. None of the Limited Partners or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and the General Partner and its Affiliates shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character which, if presented to the Partnership or any Limited Partner, could be taken by such Person.

Section 6.07.         Employment or Retention of Affiliates.

(a)        Any Affiliate of the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as an advisor, buyer, lessor, lessee, manager, property management agent, asset manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price, or other payment therefor which the General Partner determines to be fair and reasonable.

(b)        The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(c)        The Partnership may transfer assets to Joint Ventures, limited liability companies, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems in good faith to be desirable.

(d)        Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are on terms that the General Partner deems in good faith to be desirable.

(e)        The General Partner in its sole and absolute discretion and without the approval of the Partners or any of them or any other Persons, may propose and adopt (on behalf of the Partnership) employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the General Partner, the Partnership or any of the Partnership’s Subsidiaries.

Section 6.08.         Title to Partnership Assets.  Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof; provided, that title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by such Person for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, that the General Partner shall use its best efforts to cause legal title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 6.09.         Miscellaneous.  In the event the General Partner redeems or repurchases any REIT Shares, then the General Partner shall cause the Partnership to purchase from the General Partner or the Original Limited Partner a number of Partnership Units (of a class corresponding to the class of REIT Shares redeemed) determined by, and based upon, the application of the applicable Correspondence Ratio on the same terms upon which the General Partner redeemed such REIT Shares. Moreover, if the General Partner makes a cash tender offer or other offer to acquire REIT Shares, then the General Partner shall cause the Partnership to make a corresponding offer to the General Partner or the Original Limited Partner to acquire an equal number of Partnership Units (of a class corresponding to the class of REIT Shares solicited) held by the General Partner or the Original Limited Partner. In the event any REIT Shares are redeemed or repurchased by the General Partner pursuant to such offer, the Partnership shall redeem or repurchase an equivalent number of the General Partner’s or the Original Limited Partner’s Partnership Units (of a class corresponding to the class of REIT Shares redeemed) for an equivalent purchase price based on the application of the applicable Correspondence Ratio.

Section 6.10.         Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document, or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE 7
CHANGES IN GENERAL PARTNER

Section 7.01.         Transfer of the General Partner’s Partnership Interest.

(a)        Without the Consent of the Limited Partners, the General Partner shall not transfer all or any portion of its General Partnership Interest or withdraw as General Partner except as provided in or in connection with a transaction contemplated by Section 7.01(c), Section 7.01(d) or Section 7.01(e) or as otherwise expressly permitted by this Agreement.  Any transaction contemplated by Sections 7.01(c), 7.01(d), 7.01(e) or as otherwise expressly contemplated by this Agreement may be consummated without the Consent of the Limited Partners or any other consent of the Partners.

(b)        The General Partner agrees that Partnership Common Units held by it and constituting a 0.1% Partnership Percentage Interest are designated as Partnership Units representing a General Partnership Interest. Except as set forth in this Section 7.01(b), Partnership Units owned by the General Partner shall constitute Limited Partnership Interests, and the General Partner shall be deemed to hold such Partnership Units in its capacity as a Limited Partner.

(c)        Except as otherwise provided in Section 7.01(d) or Section 7.01(e), the General Partner shall not engage in any merger, consolidation or other combination with or into another Person (other than in connection with a change in the General Partner’s state of incorporation or organizational form), which, in any such case, results in a Change of Control of the General Partner (a “Transaction”), unless:

(i)            as a result of such Transaction, all holders of Partnership Common Units are granted the right to receive for each Partnership Common Unit an amount of cash, securities, or other property equal to the product of the Correspondence Ratio applicable to the Partnership Common Units and the amount of cash, securities or other property paid in the Transaction to a holder of one REIT Common Share in consideration of the transfer of one such REIT Common Share; provided, that if, in connection with the Transaction, a purchase, tender, or exchange offer (“Offer”) shall have been made to and accepted by the holders of the outstanding REIT Common Shares, each holder of Partnership Common Units shall be given the option to exchange its Partnership Common Units for the amount of cash, securities, or other property which a Limited Partner would have received had it (1) exercised its Exchange Right and (2) sold, tendered, or exchanged pursuant to the Offer the REIT Common Shares received upon exercise of the Exchange Right immediately prior to the expiration of the Offer; or

(ii)           the General Partner is the surviving entity in the Transaction and either (1) the holders of REIT Common Shares do not receive cash, securities, or other property in the Transaction or (2) all holders of Partnership Common Units (other than the General Partner or any Subsidiary thereof) receive an amount of cash, securities, or other property (expressed as an amount per Partnership Common Unit) that is no less than the product of the applicable Correspondence Ratio and the amount of cash, securities, or other property (expressed as an amount per REIT Common Share) received in the Transaction by any holder of REIT Common Shares.

(d)        Notwithstanding Section 7.01(c), the General Partner may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity (the “Survivor”), other than Partnership Units held by the General Partner, are contributed, directly or indirectly, to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value equal to the value of the assets so contributed as determined by the Survivor in good faith and (ii) the Survivor expressly agrees to assume all obligations of the General Partner, as appropriate, hereunder. Upon such contribution and assumption, the Survivor shall have the rights and duties as set forth in this Section 7.01(d). The Survivor shall in good faith determine a new method for the calculation of the Cash Amount, the REIT Shares Amount, the Correspondence Ratio and any applicable Settlement Amount for a Partnership Unit, in each case with respect to each class of Partnership Unit, after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible and shall amend this Agreement to implement such new method. Such method shall take into account, among other things, the kind and amount of securities, cash, and other property that was receivable upon such merger or consolidation by a holder of REIT Shares or options, warrants or other rights relating thereto, and which a holder of each applicable class of Partnership Units could have acquired had such Partnership Units been exchanged immediately prior to such merger or consolidation. Such amendment to this Agreement shall provide for adjustments to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for herein with respect to the applicable Correspondence Ratio. The Survivor also shall in good faith modify the definition of REIT Shares; amend or delete, as applicable, the definitions of REIT Common Shares and REIT Convertible Preferred Shares; add, as applicable definitions for any new classes of REIT Shares; make corresponding additions, deletions, or amendments with respect to Partnership Units; and make such amendments to Section 8.05 so as to approximate the existing rights and obligations set forth in Section 8.05 as closely as reasonably possible. The above provisions of this Section 7.01(d) shall similarly apply to successive mergers or consolidations permitted hereunder.

In respect of any transaction described in the preceding paragraph, the General Partner shall use its commercially reasonable efforts to structure such transaction to avoid the recognition of gain by the Limited Partners for U.S. federal income tax purposes by virtue of the occurrence of, or their participation in, such transaction; provided that the General Partner shall not be obligated to take any action that is inconsistent with the exercise of the fiduciary duties of the board of directors of the General Partner to the stockholders of the General Partner under applicable law.

(e)        Notwithstanding the foregoing,

(i)            the General Partner may transfer all or any portion of its General Partnership Interest to (1) one of its wholly-owned Subsidiaries or (2) the owner of all of the ownership interests in the General Partner, and following a transfer of all of its General Partnership Interest, may withdraw as General Partner;

(ii)           the General Partner shall be permitted at any time, and from time to time, to merge or liquidate into one or more Subsidiaries of the General Partner without the Consent of the Limited Partners; and

(iii)          the General Partner may engage in any transaction not required by law or by the rules of any national securities exchange on which the REIT Shares are listed to be submitted to the vote of the holders of the REIT Shares.

Section 7.02.         Admission of a Substitute or Additional General Partner.  A Person shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:

(a)        the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner, a certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation and all other actions required by Section 2.05 in connection with such admission shall have been performed;

(b)        if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

(c)        counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel in the state or any other jurisdiction as may be necessary) that the admission of the Person to be admitted as a substitute or additional General Partner is in conformity with the Act, and that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (i) the Partnership to be classified other than as a partnership for federal income tax purposes, unless the Partnership is then treated as a disregarded entity (in which case such admission shall not cause the Partnership to be classified as other than a disregarded entity or a partnership for federal income tax purposes), or (ii) the loss of any Limited Partner’s limited liability.

Section 7.03.         Effect of Bankruptcy, Withdrawal, Death or Dissolution of a General Partner.

(a)        Upon the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 7.04(a)) or the dissolution, termination, removal or withdrawal of a General Partner (except that, if a General Partner is, on the date of such occurrence, a partnership, the Event of Bankruptcy or dissolution of a partner in such partnership shall be deemed not to be an Event of Bankruptcy or dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners thereof), the Partnership shall be dissolved and terminated unless the Partnership is continued pursuant to Section 7.03(b). The merger of the General Partner with or into any entity that is admitted as a substitute or successor General Partner pursuant to Section 7.02 shall not be deemed to be the withdrawal, dissolution or removal of the General Partner.

(b)        Following the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 7.04(a)) or the dissolution, termination, removal or withdrawal of a General Partner (except that, if a General Partner is, on the date of such occurrence, a partnership, the dissolution, death, withdrawal or Event of Bankruptcy of a partner in such partnership shall be deemed not to be an Event of Bankruptcy or dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners thereof), the Limited Partners, within 90 days after such occurrence, may elect to continue the business of the Partnership for the balance of the term specified in Section 2.04 by selecting, subject to Section 7.02 and any other applicable provisions of this Agreement, a substitute General Partner by consent of Partners holding a majority of the Partnership Percentage Interest. If the Limited Partners elect to continue the business of the Partnership and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.

Section 7.04.         Removal of a General Partner.

(a)        Upon the occurrence of an Event of Bankruptcy as to, or the dissolution of, a General Partner, such General Partner shall be deemed to be removed automatically; provided, however, that if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to or removal of a partner in such partnership shall be deemed not to be an Event of Bankruptcy or dissolution of the General Partner if the business of such General Partner is continued by the remaining partner or partners thereof. The Limited Partners may not remove the General Partner, with or without cause.

(b)        If a General Partner has been removed pursuant to this Section 7.04 and the Partnership is continued pursuant to Section 7.03, such General Partner shall promptly transfer and assign its General Partnership Interest for fair market value to the substitute General Partner approved by Partners holding a majority of the Partnership Percentage Interest in accordance with Section 7.03(b) and otherwise admitted to the Partnership in accordance with Section 7.02.

(c)        The General Partnership Interest of a removed General Partner, during the time after removal until the date of transfer under Section 7.04(b), shall be converted to that of a special Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the distributions payable to the Limited Partners. Instead, such removed General Partner shall receive and be entitled to retain only distributions that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 7.04(b).

(d)        All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary and sufficient to effect all the foregoing provisions of this Section 7.04.

ARTICLE 8
RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

Section 8.01.         Management of the Partnership.  The Limited Partners (in their capacity as such) shall not participate in the management or control of Partnership business, nor shall they transact any business for or on behalf of the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.

Section 8.02.         Power of Attorney.  Each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates, and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement and the Act in accordance with their terms, which power of attorney is coupled with an interest and shall survive the death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Interest.

Section 8.03.         Limitation on Liability of Limited Partners.  No Limited Partner in its capacity as such shall be liable for any debts, liabilities, contracts or obligations of the Partnership, except as expressly provided herein or under the Act. After its Capital Contribution is fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.

Section 8.04.         Ownership by Limited Partner of General Partner or Affiliate.  No Limited Partner shall at any time, either directly or indirectly, own any stock or other interest in the General Partner or in any Affiliate thereof, if such ownership by itself or in conjunction with other stock or other interests owned by other Limited Partners would, in the opinion of counsel for the Partnership, jeopardize the classification of the Partnership as a partnership (or as a disregarded entity, as the case may be) for federal income tax purposes. The General Partner shall be entitled to make such reasonable inquiry of the Limited Partners as is required to establish compliance by the Limited Partners with the provisions of this Section 8.04.

Section 8.05.         Exchange Right.

(a)        Subject to Sections 8.05(b), 8.05(c), 8.05(d), and 8.05(e), and subject to the potential modification of any rights or obligations provided for herein by agreement(s) between the Partnership and any one or more Limited Partners with respect to Partnership Units held by them, each Limited Partner shall have the right (the “Exchange Right,” and a Limited Partner exercising the Exchange Right, an “Exchanging Partner”) to require the Partnership to redeem on the applicable Specified Exchange Date all or a portion of the Partnership Common Units held by such Limited Partner (such Partnership Units, the “Tendered Units”) at a redemption price equal to, and in the form of, the Cash Amount or the REIT Shares Amount, as elected by the Partnership (acting through the General Partner) in its sole and absolute discretion; provided, that other than Partnership Common Units issued pursuant to either of the Acquisition Agreements, such Partnership Common Units shall have been outstanding for at least one year; and provided, further, that if the Partnership elects to deliver the REIT Shares Amount in redemption of the Tendered Units pursuant to this Section 8.05(a), and the General Partner does not elect to purchase the Tendered Units pursuant to Section 8.05(b), the Partnership shall direct the General Partner to issue and deliver the corresponding REIT Shares Amount to the Exchanging Partner on or prior to the Specified Exchange Date, in which case, (i) the General Partner, acting as a distinct legal entity, shall assume directly the obligation of the Partnership to deliver the REIT Shares Amount to the Exchanging Partner, and (ii) such transaction shall be treated, for federal income tax purposes, as a transfer by the Exchanging Partner of such Tendered Units to the General Partner in exchange for REIT Shares.  The Exchange Right shall be exercised pursuant to the delivery of an Exchange Notice to the Partnership (with a copy to the General Partner) by the Exchanging Partner; provided, however, that the Partnership shall not be obligated to satisfy such Exchange Right if the General Partner elects to purchase the Tendered Units subject to the Exchange Notice pursuant to Section 8.05(b); and provided further, that no Limited Partner may deliver more than two Exchange Notices during each calendar year. A Limited Partner may not exercise the Exchange Right for less than 1,000 Partnership Common Units or, if such Limited Partner holds less than 1,000 Partnership Common Units, all of the Partnership Common Units held by such Partner. The Exchanging Partner shall have no right, with respect to any Tendered Units so exchanged, to receive any distribution paid with respect to such Tendered Units if the record date for such distribution is on or after the Specified Exchange Date. In the event that the Partnership (acting through the General Partner) determines to pay the Exchanging Partner the REIT Shares Amount, and the REIT Shares Amount is not a whole number of shares, the Exchanging Partner shall be paid that number of REIT Shares which equals the nearest whole number less than such amount.  In case of any reclassification of the REIT Shares (including, but not limited to, any reclassification upon a consolidation or merger in which the General Partner is the continuing entity) into securities other than REIT Shares, for purposes of this Section 8.05(a), the General Partner (or its successor) may thereafter exercise its right to purchase Tendered Units for the kind and amount of shares of such securities receivable upon such reclassification by a holder of the number of REIT Shares for which such Tendered Units could be purchased pursuant to this Section 8.05(a) immediately prior to such reclassification.

(b)        Notwithstanding the provisions of Section 8.05(a), a Limited Partner that exercises the Exchange Right shall be deemed to have also offered to sell the Tendered Units to the General Partner, and the General Partner may, in its sole and absolute discretion, elect to purchase directly and acquire such Tendered Units by paying to the Exchanging Partner either the Cash Amount or the REIT Shares Amount, as elected by the General Partner (in its sole and absolute discretion), on the Specified Exchange Date, whereupon the General Partner shall acquire the Tendered Units and shall be treated for all purposes of this Agreement as the owner of such Tendered Units. If the General Partner shall elect to exercise its right to purchase Tendered Units under this Section 8.05(b) with respect to an Exchange Notice, it shall so notify the Exchanging Partner within five business days after the receipt by the General Partner of such Exchange Notice. Unless the General Partner (in its sole and absolute discretion) shall exercise its right to purchase Tendered Units from the Exchanging Partner pursuant to this Section 8.05(b) or the Partnership shall elect to deliver the REIT Shares Amount in satisfaction of the Partnership’s obligations under Section 8.05(a), the General Partner shall have no obligation to the Exchanging Partner or the Partnership with respect to the Exchanging Partner’s exercise of an Exchange Right. In the event the General Partner shall exercise its right to purchase Tendered Units with respect to the exercise of an Exchange Right in the manner described in the first sentence of this Section 8.05(b), the Partnership shall have no obligation to pay any amount to the Exchanging Partner with respect to such Exchanging Partner’s exercise of such Exchange Right, and each of the Exchanging Partner and the General Partner shall treat the transaction between the General Partner and the Exchanging Partner for federal income tax purposes as a sale of the Exchanging Partner’s Tendered Units to the General Partner. Each Exchanging Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Shares to such Exchanging Partner upon exercise of its Exchange Right. In the event that the General Partner determines to pay the Exchanging Partner the REIT Shares Amount, and the REIT Shares Amount is not a whole number of shares, the Exchanging Partner shall be paid that number of REIT Shares which equals the nearest whole number less than such amount. In case of any reclassification of the REIT Shares (including, but not limited to, any reclassification upon a consolidation or merger in which the General Partner is the continuing entity) into securities other than REIT Shares, for purposes of this Section 8.05(b), the Partnership (or its successor) may thereafter exercise its right to redeem Tendered Units for the kind and amount of shares of such securities receivable upon such reclassification by a holder of the number of REIT Shares for which such Tendered Units could be purchased pursuant to this Section 8.05(b) immediately prior to such reclassification.

(c)        Notwithstanding the provisions of Sections 8.05(a) and 8.05(b), a Limited Partner shall not be entitled to exercise the Exchange Right if the delivery of REIT Shares to such Partner on the Specified Exchange Date pursuant to Section 8.05(b)

(regardless of whether or not the General Partner would in fact exercise its rights under Section 8.05) would (i) result in such Partner or any other person owning, directly or indirectly, REIT Shares in excess of the ownership limitations described in the Articles of Incorporation and calculated in accordance therewith, (ii) result in REIT Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), except as provided in the Articles of Incorporation, (iii) result in the General Partner being “closely held” within the meaning of Section 856(h) of the Code, (iv) cause the General Partner to own, directly or constructively, 10% or more of the ownership interests in a tenant of the General Partner’s or the Partnership’s real property within the meaning of Section 856(d)(2)(B) of the Code (except to the extent the General Partner determines that such ownership would be permitted pursuant to Section 856(d)(8)), (v) cause the acquisition of REIT Shares by such Partner to be “integrated” with any other distribution of REIT Shares for purposes of complying with the registration provisions of the Securities Act or (vi) would otherwise be prohibited under applicable federal or state securities laws. The General Partner, in its sole and absolute discretion, may waive any of the restrictions on exchange set forth in this Section 8.05(c).

(d)        Any Cash Amount to be paid to an Exchanging Partner pursuant to this Section 8.05 shall be paid on the Specified Exchange Date; provided, however, that the General Partner may elect to cause the Specified Exchange Date to be delayed for up to 180 days to the extent required for the General Partner to cause additional REIT Shares to be issued to provide financing to be used to make such payment of the Cash Amount. Notwithstanding the foregoing, the General Partner agrees to use its best efforts to cause the closing of the acquisition of Tendered Units hereunder to occur on the Specified Exchange Date or as soon thereafter as is reasonably possible.

(e)        Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Limited Partners to exercise their Exchange Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” under Section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof to each of the Limited Partners, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership which states that, in the opinion of such counsel, restrictions are reasonably necessary in order to avoid the Partnership being treated as a “publicly traded partnership” under Section 7704 of the Code.

(f)         Each Limited Partner covenants and agrees with the General Partner that all Tendered Units shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all liens; and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Tendered Units that are or may be subject to any liens. Each Limited Partner further agrees that, if any state or local property transfer tax is payable as a result of the transfer of its Tendered Units to the Partnership or the General Partner, such Limited Partner shall assume and pay such transfer tax.

Section 8.06.         Duties and Conflicts.  The General Partner recognizes that the Limited Partners and their Affiliates have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership, and that such Persons are entitled to carry on such other business interests, activities and investments. The Limited Partners and their Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other entities with which they are affiliated or associated, and such Persons may engage in any activities, whether or not competitive with the Partnership, without any obligation to offer any interest in such activities to the Partnership or to any Partner. Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Partnership, and such activities shall not be deemed wrongful or improper.

Section 8.07.         Right of Offset.  The General Partner shall have the right to offset any amounts owed to the Partnership or the General Partner by any Limited Partner pursuant to (i) any written agreement between such Limited Partner and the Partnership, the General Partner or an Affiliate of either of them pursuant to which such Limited Partner acquired Partnership Units or (ii) the provisions of Section 5.02(b) of this Agreement, against any amounts owed to such Limited Partner by the Partnership or the General Partner hereunder, including distributions and the right to cancel or acquire, as applicable, the Partnership Common Units held by such Limited Partner, based on the Cash Amount that would be payable therefor, assuming a redemption as of the date of cancellation or acquisition, as applicable. In exercising the foregoing offset rights, the General Partner shall be required to give a Limited Partner, in the case of an offset against a distribution, five (5) days prior written notice (provided, however, that if a distribution is to be made at any time during such five day period the General Partner may retain the distribution payable to any Limited Partner to whom such a written notice has been given to the extent of the amount owed by such Limited Partner pending the passage of such period and upon the passage of such period without payment of all amounts owed by the applicable Limited Partner, the General Partner shall be entitled to the right of offset described above, it being understood that if the Limited Partner pays in full the amount owed the General Partner shall promptly release the retained distribution to such Limited Partner) and, in the case of an offset against Partnership Units (through cancellation or acquisition), ten (10) days’ prior written notice, in each case of the amount owed (determined as of a date reasonably close to the date of such notice) and the proposed offset and the Limited Partner has not paid the amount owed within such period.

Section 8.08.         Notice of Mergers.  The General Partner shall not effect a merger (including a triangular merger) of the General Partner or the Partnership without notifying the Limited Partners of its intention to effect such merger not later than the time, if any, at which the General Partner is required to provide notice of such transaction to its shareholders.  This provision for such notice shall not be deemed to require a Consent of the Limited Partners to a transaction that does not otherwise require such consent under this Agreement. Each Limited Partner agrees, as a condition to the receipt of the notice pursuant hereto, to keep confidential the information set forth therein until such time as the General Partner has made public disclosure thereof and to use such information during such period of confidentiality solely for purposes of determining whether or not to exercise the Exchange Right.

Section 8.09.         Limited Partner Representations and Warranties. Each Limited Partner, severally, and not jointly and severally, represents and warrants to the Partnership and the General Partner as follows:

(a)           Organization; Authority. The Limited Partner (i) in the case of a Person who is a natural person, has full power and authority to execute, deliver and perform this Agreement or (ii) in the case of a Person which is a corporation, limited liability company, partnership or trust, is a corporation, limited liability company, partnership, corporation or trust, as the case may be, duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation with the requisite authority to execute, deliver and perform this Agreement.

(b)           Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by the Limited Partner has been duly and validly authorized by all necessary action of the Limited Partner in the case of a Limited Partner which is an in the case of a Person which is a corporation, limited liability company, partnership or trust, is a corporation, limited liability company, partnership, corporation or trust, as the case may be. This Agreement has been duly executed and delivered by the Limited Partner, or an authorized representative of the Limited Partner, and constitutes a legal, valid and binding obligation of the Limited Partner, enforceable against the Limited Partner in accordance with the terms hereof.

(c)           Consents and Approvals. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other Person is required to be made, obtained or given by the Limited Partner in connection with the execution, delivery and performance of this Agreement.

(d)           No Violation. None of the execution, delivery or performance of this Agreement by the Limited Partner does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or condition of (A) the organizational documents of the Limited Partner or other agreement to which the Limited Partner is a party or by which it is bound or (B) any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to the Limited Partner or by which it or its assets or properties are bound or (ii) result in the creation of any lien or other encumbrance upon the assets or properties of the Limited Partner.

ARTICLE 9
TRANSFERS OF LIMITED PARTNERSHIP INTERESTS

Section 9.01.         Purchase for Investment.

(a)        Each Limited Partner hereby represents and warrants to the General Partner and to the Partnership that the acquisition of its Partnership Interest is made as a principal for its account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest.

(b)        Each Limited Partner agrees that it will not sell, assign or otherwise Transfer its Partnership Interest or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section 9.01(a) above.

Section 9.02.         Restrictions on Transfer of Limited Partnership Interests.

(a)        Subject to the provisions of Sections 9.02(b), 9.02(c), and 9.02(d), no Limited Partner may offer, sell, gift, donate, assign, hypothecate, pledge, encumber, mortgage, exchange or otherwise transfer or dispose of all or any portion of its Limited Partnership Interest, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”), without the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion; provided that, the term Transfer when used in this Article 9 does not include (i) any redemption or repurchase of Partnership Units by the Partnership from a Partner (including the Original Limited Partner) or (ii) any exchange of Partnership Common Units pursuant to Section 8.05 hereof. Any such purported Transfer (including an exchange pursuant to Section 8.05 hereof prohibited by Section 9.02(e)) undertaken without such consent shall be considered to be null and void ab initio and shall not be given effect. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.

(b)        No Limited Partner may withdraw from the Partnership other than (i) as a result of a permitted Transfer (i.e., a Transfer to which the General Partner consents as contemplated by Section 9.02(a) or a Transfer made pursuant to Section 9.02(c) or Section 9.04) of all of its Partnership Units pursuant to this Article 9; or (ii) pursuant to a redemption or exchange of all of its Partnership Units pursuant to Section 8.05. Upon the permitted Transfer or redemption of all of a Limited Partner’s Partnership Units, such Limited Partner shall cease to be a Limited Partner.

(c)        Subject to Sections 9.02(d), 9.02(e), 9.02(f), 9.02(g) and 9.02(h), a Limited Partner may Transfer, without the consent of the General Partner, all or a portion of its Limited Partnership Interest to (i) a parent or parent’s spouse, natural or adopted descendants, a spouse of any such descendant, a brother or sister, or a trust created by such Limited Partner for the benefit of such Limited Partner and/or any such person(s), for which trust such Limited Partner or any such person(s) is a trustee, (ii) a corporation, limited liability company, partnership or other entity controlled by the Limited Partner or a Person or Persons named in (i) above, or (iii) in the case of the Original Limited Partner, its beneficial owners, provided, that, in the case of (i) or (ii), if such transferee ceases to be either, in the case of (i), a parent or parent’s spouse, natural or adopted descendants, a spouse of any such descendant, a brother or sister, or a trust created by such Limited Partner for the benefit of such Limited Partner and/or any such Person(s), for which trust such Limited Partner or any such Person(s) is a trustee or, in the case of (ii), a corporation, limited liability company, partnership or other entity controlled by the Limited Partner a Person or Persons named in (i) above, then immediately prior to ceasing to have the above described relationship with the transferring Limited Partner Transfer that provided grounds to Transfer such Limited Partnership Interests without the consent of the General Partner, such transferee shall Transfer all Limited Partnership Interests held by such Person to such transferring Limited Partner.  Any Limited Partner undertaking a Transfer pursuant to this Section 9.02(c) shall first give the General Partner prior notice of such Transfer, which notice shall include the full name and business address of the transferee.

(d)        No Limited Partner may effect a Transfer of its Limited Partnership Interest, in whole or in part, (i) to any Person that is not an “accredited investor” as defined in Rule 501 promulgated under the Securities Act or (ii) if, in the opinion of legal counsel for the Partnership, such proposed Transfer would require the registration of the Limited Partnership Interest under the Securities Act, or would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).  At the request of the Partnership, the transferor shall deliver or cause to be delivered to the General Partner an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the any applicable federal or state securities or blue sky law (including investment suitability standards).  Any transferring Partner must Transfer not less than the lesser of (i) 1,000 Partnership Units or (ii) all of the remaining Partnership Units owned by such Transferring Partner, unless, in each case, otherwise agreed to by the General Partner in its sole and absolute discretion.

(e)        No Transfer of Partnership Units by a Limited Partner (including an exchange pursuant to Section 8.05 hereof) may be made to any Person if (i) in the determination of the General Partner, after consulting with legal counsel for the Partnership, it could result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of the Partnership for federal or state income tax purposes (except as a result of the exchange for REIT Shares of all Partnership Units held by all Limited Partners other than the General Partner or any Subsidiary of either the General Partner or pursuant to a transaction not prohibited under Section 7.01 hereof), (ii) in the determination of the General Partner, after consulting with legal counsel for the Partnership, it would adversely affect the ability of the General Partner to continue to qualify as a REIT or would subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, (iii) such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code), (iv) such Transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101, (v) such transfer would subject the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940, or the fiduciary responsibility provisions of ERISA, or (vi) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or would otherwise cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and the regulations promulgated thereunder.

(f)         No Transfer of Partnership Units by a Limited Partner (including an exchange pursuant to Section 8.05 hereof) may be made to a lender to the Partnership or any Person who is related (within the meaning of Regulations Section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Regulations Section 1.752-1(a)(2)), without the consent of the General Partner, which may be withheld in its sole and absolute discretion; provided, that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Cash Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

(g)        It is a condition to any Transfer otherwise permitted by this Article 9 that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Partner under this Agreement with respect to such Transferred Partnership Interest, and no such Transfer shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its sole and absolute discretion. Notwithstanding the foregoing, any transferee of any Transferred Partnership Interest shall be subject to any and all restrictions on ownership or transfer of stock of the General Partner contained in the Certificate that may limit or restrict such transferee’s ability to exercise its redemption rights, including, without limitation, the ownership limits described in the Articles of Incorporation and calculated in accordance therewith. Unless admitted as a Substitute Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 9.04 hereof.

(h)        Any Transfer in contravention of any of the provisions of this Article 9 shall be void ab initio and ineffectual and shall not be binding upon, or recognized by, the Partnership.

(i)         Prior to the consummation of any Transfer under this Article 9, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.

Section 9.03.                          Admission of Substitute Limited Partner.

(a)                        Subject to the other provisions of this Article 9, an assignee of a Limited Partnership Interest (which shall be understood to include any purchaser, transferee, donee or other recipient of any disposition of such Limited Partnership Interest) shall be deemed admitted as a Limited Partner (each, a “Substitute Limited Partner”) only with the consent of the General Partner, in its sole and absolute discretion, and upon the satisfactory completion of the following:

(i)                                     the assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner;

(ii)                                  to the extent required, an amended Certificate evidencing the admission of such Person as a Limited Partner shall have been signed, acknowledged and filed for record in accordance with the Act;

(iii)                               the assignee shall have delivered a letter containing the representation set forth in Section 8.09 and Section 9.01(a) and the agreement set forth in Section 9.01(b);

(iv)                              if the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement;

(v)                                 the assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 8.02 or shall have specifically agreed to be bound by the provisions of Section 8.02;

(vi)                              the assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs (including reasonably attorney’s fees and expenses) in connection with its substitution as a Limited Partner; and

(vii)                           the assignee shall have obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.

(b)                        For the purpose of allocating Net Profit and Net Loss and distributing cash from the Partnership, a Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Partner upon the filing of the Certificate described in Section 9.03(a)(ii) or, if no such filing is required, the later of the date specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.

(c)                         The General Partner shall cooperate with the Person seeking to become a Substitute Limited Partner by preparing the documentation required by this Section 9.03 and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article 9 to the admission of such Person as a Limited Partner of the Partnership.

Section 9.04.                          Rights of Assignees of Limited Partnership Interests.  If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee of a transfer permitted by Section 9.02(c) as a Substitute Limited Partner, as described in Section 9.03 hereof, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest expressly provided under the Act, including the right to receive distributions from the Partnership attributable to the Partnership Units assigned to such transferee and the status thereof shall be noted on Exhibit A, but an Assignee shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to effect a consent or vote with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to consent or vote, to the extent provided in this Agreement or under the Act, being deemed to have been voted on such matter in the same proportion as all other Partnership Interests held by Limited Partners are voted)); provided, however, that such Assignee (i) shall be treated as a partner in the Partnership for U.S. federal income tax purposes and shall be allocated Net Profit, Net Loss and other items of income, gain, loss, deduction and credit of the Partnership attributable to such Partnership Units, (ii) shall be subject to the provisions of this Agreement relating to the withholding and payment of taxes attributable to allocations or distributions made to such Assignee, including Sections 5.02(b) and 10.05 and (iii) shall be subject to the other obligations applicable to Limited Partners set forth in this Agreement, including Section 9.02(g). In the event that any such transferee desires to make a further Transfer of any such Partnership Units, such Transfer shall be subject to all the provisions of this Article 9 to the same extent and in the same manner as any Limited Partner desiring to make a Transfer of Partnership Units.

Section 9.05.                          Termination of Status as Limited Partner.  Any Limited Partner who shall Transfer all of its Partnership Interest in a Transfer permitted pursuant to this Article 9 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Interest as Substitute Limited Partners. Similarly, any Limited Partner who shall Transfer all of its Partnership Units pursuant to an exchange of all of its Partnership Units, or the acquisition thereof by the General Partner, under Section 8.05 shall cease to be a Limited Partner. Upon any Limited Partner ceasing to be a Limited Partner, the General Partner shall amend the Partnership Agreement, including Exhibit A, and the books and records of the Partnership as appropriate to reflect such occurrence.

Section 9.06.                          Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner.  The occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner, or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue if an order for relief in a bankruptcy proceeding is entered against a Limited Partner, the trustee or receiver of his estate or, if he dies, his executor, administrator or trustee, or, if he is finally adjudicated incompetent, his committee, guardian or conservator, and any such Person shall have the rights of such Limited Partner for the purpose of settling or managing his estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of his Limited Partnership Interest and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.

Section 9.07.                          Joint Ownership of Interests.  A Limited Partnership Interest may be acquired by two individuals as joint tenants with right of survivorship, provided, that such individuals either are married or are related and share the same personal residence. The written consent or vote of both owners of any such jointly-held Limited Partnership Interest shall be required to constitute the action of the owners of such Limited Partnership Interest; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon the death of one owner of a Limited Partnership Interest held in a joint tenancy with a right of survivorship, the Limited Partnership Interest shall become owned solely by the survivor as a Limited Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly held Limited Partnership Interest until it shall have received notice of such death. Upon notice to the General Partner from either owner, the General Partner shall cause the Limited Partnership Interest to be divided into two equal Limited Partnership Interests, which shall thereafter be owned separately by each of the former joint owners.

ARTICLE 10
BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS

Section 10.01.                   Books and Records.  (a) At all times during the continuance of the Partnership, the Partners shall keep or cause to be kept at the Partnership’s specified office true and complete books of account maintained in accordance with generally accepted accounting principles, including (i) a current list of the full name and business address of each Partner and Assignee; (ii) a copy of the Certificate and all certificates of amendment thereto; (iii) copies of the Partnership’s federal, state and local income tax returns and reports (if any); (iv) copies of the Agreement and any financial statements of the Partnership for the three most recent years; and (v) all documents and information required under the Act.

(b)                        The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with U.S. generally accepted accounting principles (“GAAP”), or on such other basis as the General Partner determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Partnership and the General Partner may operate with integrated or consolidated accounting records, operations and principles.

Section 10.02.                   Custody of Partnership Funds; Bank Accounts.

(a)                        All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.

(b)                        All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner in investment grade instruments (or investment companies whose portfolio consists primarily thereof), government obligations, certificates of deposit, bankers’ acceptances and municipal notes and bonds. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 10.02(b) or from an investment in a Joint Venture, partnership, limited liability company or other business as contemplated by Article 3.

Section 10.03.                   Fiscal and Taxable Year.  The fiscal and taxable year of the Partnership shall be the calendar year (unless otherwise required by the Code).

Section 10.04.                   Annual Tax Information and Report.  The General Partner will use its commercially reasonable efforts to supply within 75 days after the end of each taxable year of the Partnership to each person who was a Limited Partner at any time during such year the tax information necessary to file such Limited Partner’s individual tax returns as shall be reasonably required by law, and in all events the General Partner shall furnish such information within the time required by applicable law.

Section 10.05.                   Tax Matters Partner; Partnership Representative; Tax Elections; Special Basis Adjustments.

(a)                        For tax returns filed with respect to fiscal years beginning before the December 31, 2017, for the purposes of the Code, the General Partner shall serve as the tax matters partner of the Partnership (the “Tax Matters Partner”) under Section 6231 of the Code (as in effect prior to such section’s amendment by the Bipartisan Budget Act of 2015 (P.L. 114-74) (the “2015 Budget Act”)). Each Partner hereby consents to the General Partner serving as the Tax Matters Partner and agrees upon request of the General Partner to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such further documents as may be necessary or appropriate to evidence such consent. References to Sections of the Code in this Section 10.05 refer to Code sections before amendment by the 2015 Budget Act. The Tax Matters Partner may:

(i)                                     agree to extend any statute of limitations with respect to the Partnership or any Subsidiary under Section 6229 of the Code;

(ii)                                  file a request for administrative adjustment (including a request for substituted return treatment) under Section 6227 of the Code;

(iii)                               file a petition for judicial review, or any appeal with respect to any judicial determination, under Section 6226 or 6228 of the Code;

(iv)                              take any action to consent to, or to refuse to consent to, a settlement reflected in a decision of a court; or

(v)                                 enter into any tax settlement agreement affecting the Partnership or any Subsidiary.

(b)                        For tax returns filed with respect to fiscal years beginning after December 31, 2017, the General Partner, in its sole discretion, may cause, and take such actions as determines necessary or appropriate to enable, the Partnership to elect out of the application of the provisions of Sections 6221 through 6241 of the Code, as amended by the 2015 Budget Act. If, however, such provisions do apply to the Partnership for any taxable year, the General Partner shall also act as the partnership representative (“Partnership Representative”) for purposes of said Sections 6221 through 6241 of the Code. Each Partner hereby consents to the General Partner serving as the Partnership Representative and agrees upon request of the General Partner to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such further documents as may be necessary or appropriate to evidence such consent. The Partnership Representative will be authorized to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to (i) sign consents, enter into settlement and other agreements with such authorities with respect to any such examinations or proceedings and (ii) expend the Partnership’s funds for professional services incurred in connection therewith.  Each Partner hereby agrees to execute, certify, acknowledge and deliver such documents and certifications as the Partnership Representative may request in connection with any such examinations and proceedings. The Partnership Representative may duly and timely elect under Code Section 6226 of the Code and the Treasury Regulations promulgated thereunder to require each Person who was a Partner during the taxable year of Partnership that was audited to personally bear any tax, interest and penalty resulting from adjustments based on such audit and, if such an election is made, shall notify each such Person (and the Internal Revenue Service) of their share of such audit adjustments. If for any reason the Partnership is liable for a tax (including imputed underpayments), interest, addition to tax or penalty as a result of any audit (including state and local audits), each Person who was a Partner during the taxable year of the Partnership that was audited, even if such Person is no longer a Partner (unless a Substitute Limited Partner has agreed to bear such liability in an appropriate document evidencing a transfer), shall pay to the Partnership an amount equal to such Person’s proportionate share of such liability (and any expenses incurred by the Partnership in adjudicating or otherwise resolving such liability), as determined by the General Partner, based on the amount each such Person should have borne (computed at the tax rate used to compute the Partnership’s liability) had the Partnership’s tax return for such taxable year reflected the audit adjustment, and the expense for the Partnership’s payment, adjudication or other resolution of such tax, interest, addition to tax and penalty shall be specially allocated to such Persons (or their successors) in such proportions.

(c)                         The Partnership shall indemnify and reimburse the Tax Matters Partner and Partnership Representative for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred by it, in its capacity as the Tax Matters Partner (or Partnership Representative), in connection with any administrative or judicial proceeding with respect to the tax liability of the Partnership or the Partners. The taking of any action and the incurring of any expense by the General Partner in its capacity as the Tax Matters Partner or Partnership Representative, in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner (or Partnership Representative) and the provisions on protection and indemnification of set forth in Section 6.03 above will be fully applicable to the General Partner when acting in its capacity as the Tax Matters Partner or Partnership Representative.

(d)                        All elections required or permitted to be made by the Partnership under the Code or any applicable state or local tax law shall be made and, if made, later revoked by the General Partner in its sole and absolute discretion. Without limiting the generality of the foregoing, the Partnership, at the option and in the sole and absolute discretion of the General Partner, may make an election pursuant to Section 754 of the Code, and each Partner agrees to furnish the Partnership with all information necessary to give effect to such election.

Section 10.06.                   Reports to Limited Partners.  As soon as practicable after the close of each fiscal quarter (other than the last quarter of the fiscal year), the General Partner shall cause to be mailed to each Limited Partner any quarterly report delivered to holders of REIT Common Shares containing financial statements of the Partnership, or of the General Partner if such statements are prepared on a consolidated basis with the General Partner, for such fiscal quarter presented in accordance with generally accepted accounting principles (it being agreed that any quarterly report filing on Form 10-Q delivered by the General Partner promptly after filing such report with the SEC shall satisfy the General Partner’s obligations pursuant to this sentence). As soon as practicable after the close of each fiscal year, the General Partner shall cause to be mailed to each Limited Partner any annual report delivered to holders of REIT Common Shares containing financial statements of the Partnership, or of the General Partner if such statements are prepared on a consolidated basis with the General Partner, for such fiscal year, presented in accordance with generally accepted accounting principles. The annual financial statements shall be audited by accountants selected by the General Partner (it being agreed that any annual report filing on Form 10-K delivered by the General Partner promptly after filing such report with the SEC shall satisfy the General Partner’s obligations pursuant to this sentence).

ARTICLE 11
AMENDMENT OF AGREEMENT; MEETINGS

Section 11.01.                   Amendment.  The General Partner’s consent shall be required for any amendment to this Agreement. The General Partner, without the consent of the Limited Partners, may amend this Agreement in any respect; provided, however, that the following amendments shall require the consent of the General Partner and Consent of the Limited Partners:

(a)                        any amendment affecting the operation of the Correspondence Ratio or the Exchange Right (except as required by applicable law or regulation or as expressly provided herein, including in Sections 8.05(d) or 7.01(d)) in a manner adverse to the Limited Partners;

(b)                        any amendment that would adversely affect the rights of the Limited Partners to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.02 (and the admission of additional Partners in connection therewith);

(c)                         any amendment that would alter the Partnership’s allocations of Net Profit and Net Loss to the Limited Partners, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.02 (and the admission of additional Partners in connection therewith);

(d)                        any amendment that would impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership; or

(e)                         any amendment to Section 6.01(c) or this Section 11.01.

The foregoing notwithstanding, the approval of any amendment to this Agreement that shall be part of a plan of merger, plan of exchange or plan of conversion involving the Partnership or the Partnership Interests shall be governed by Article 7. Notwithstanding anything to the contrary contained in this Agreement, the Partners acknowledge that this Agreement shall be deemed to be automatically amended and the General Partner is authorized to amend this Agreement to the extent provided in Section 4.01 hereof.

Section 11.02.                   Meetings of Partners.

(a)                        The Partners may but shall not be required to hold any annual, periodic or other formal meetings. Meetings of the Partners may be called only by the General Partner. The Limited Partners shall have no right to vote on or consent to any matter except as expressly provided herein.

(b)                        Subject to Section 11.02(k), the General Partner may designate any place as the place of meeting for any meeting of the Partners. If no designation is made, the place of meeting shall be the principal place of business of the Partnership.

(c)                         Except as provided in Section 11.02(d), written notice stating the Meeting Medium, the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than five (5) nor more than ninety (90) days before the date of the meeting, either personally or by mail to each Partner entitled to vote at such meeting.

(d)                        Anything in this Agreement to the contrary notwithstanding, with respect to any meeting of the Partners, any Partner who in person or by proxy shall have waived in writing notice of the meeting, either before or after such meeting, or who shall attend the meeting in person or by proxy, shall be deemed to have waived notice of such meeting unless such Partner attends for the express purpose of objecting, at the beginning of the meeting, and does so object to the transaction of any business because the meeting is not lawfully called or convened.

(e)                         If Partners holding a majority of the Partnership Units shall meet at any time and place, either within or outside of the State of Delaware, in person or by proxy or through any Meeting Medium, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

(f)                          For the purpose of determining Partners entitled to notice of or to vote at any meeting of Partners or any adjournment thereof, the close of business on the date on which notice of the meeting is mailed shall be the record date (unless a different record date is fixed by the General Partner, which date shall not be before the close of business on the day the record date is fixed and not more than 90 days, nor less than 5 days, before the date when such meeting is to be held). When a determination of Partners entitled to vote at any meeting of Partners has been made as provided in this Section 11.02(f), such determination shall apply to any adjournment thereof.

(g)                         Partners holding at least a majority of the Partnership Units entitled to vote at a meeting, represented in person or by proxy, shall constitute a quorum at any meeting of Partners. In the absence of a quorum at any such meeting, General Partner may adjourn the meeting to another time and place. Any business that might have been transacted at the original meeting may be transacted at any adjourned meeting at which a quorum is present. No notice of an adjourned meeting need be given if the time and place are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 120 days. The Partners present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Partnership Units whose absence would cause less than a quorum to be present.

(h)                        If a quorum is present, the affirmative vote of Partners holding a majority of the Partnership Units entitled to vote, present in person or represented by proxy, shall be binding on all Partners, unless the vote of a greater or lesser proportion or number of Partnership Units or Partners is otherwise required by applicable law or by this Agreement. Unless otherwise expressly provided herein or required under applicable law, Partners who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Partners’ vote or consent is required may vote or consent upon any such matter and their Partnership Units, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Partners.

(i)                            At all meetings of Partners, a Partner may vote in person or by proxy executed in writing by the Partner or by the Partner’s duly authorized attorney-in-fact. Such proxy shall be filed with the General Partner before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

(j)                           Action required or permitted to be taken at a meeting of Partners may be taken without a meeting if the action is evidenced by one or more written consents or approvals describing the action taken and signed by sufficient Partners or Partners holding sufficient Partnership Units, as the case may be, to approve such action had such action been properly voted on at a duly called meeting of the Partners. Action taken under this Section 11.02(j) is effective when the requisite Partners or Partners with the requisite Partnership Units, as the case may be, have signed the consent or approval, unless the consent specifies a different effective date.  The record date for any action taken pursuant to this Section 11.02(j) shall be the effective time of such action.

(k)                        Any meeting of Partners may be held in person, by telephone conference, by webcast or by other electronic means where all Partners participating can hear one another through such medium (a “Meeting Medium”). Any Partner may vote at any meeting of the Partners held in any Meeting Medium by participating through such Meeting Medium or by e-mail or other means designed to ensure such Partner’s vote is communicated to the General Partner. Any vote of the Partners may be held by any of the foregoing means or by written consent of the Partners, each of which may be referred to as a “meeting” of the Partners.

ARTICLE 12
GENERAL PROVISIONS

Section 12.01.                   Notices.  All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners or Assignees at the addresses set forth on the books and records of the Partnership; provided, however, that any Partner or Assignee may specify a different address by notifying the General Partner in writing of such different address. Notices to the Partnership shall be delivered at or mailed to its specified office.

Section 12.02.                   Survival of Rights.  Subject to the provisions limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.

Section 12.03.                   Additional Documents.  Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents that may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.

Section 12.04.                   Severability.  If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder.

Section 12.05.                   Entire Agreement.  This Agreement and exhibits attached hereto constitute the entire Agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof, except as otherwise set forth herein.

Section 12.06.                   Pronouns and Plurals.  When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require, and vice versa in each case.

Section 12.07.                   Headings.  The Article and Section headings in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article or Section.

Section 12.08.                   Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile transmission and/or by electronic mail in Portable Document Format or similar format (“PDF”) constitutes effective execution and delivery of this Agreement and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile and/or by electronic mail in PDF will be deemed to be their original signatures for all purposes.

Section 12.09.                   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

Section 12.10.                   Arbitration.  Notwithstanding anything to the contrary contained in this Agreement, all claims, disputes and controversies between the parties hereto (including, without limitation, any claims, disputes and controversies between the Partnership and any one or more of the Partners and between or among any Partners) arising out of or in connection with this Agreement or the Partnership created hereby, or any act or failure to act by the General Partner or any other Partner hereunder, shall be resolved by binding arbitration in New York City, New York by the American Arbitration Association (the “AAA”), in accordance with this Section 12.10. Any arbitration called for by this  Section 12.10 shall be conducted in accordance with the following procedures:

(a)                        The Partnership or any Partner (the “Requesting Party”) may demand arbitration pursuant to this  Section 12.10 at any time by giving written notice of such demand (the “Demand Notice”) to all other Partners and (if the Requesting Party is not the Partnership) to the Partnership which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

(b)                        Within 15 days after the giving of a Demand Notice or such additional time as required by the AAA, the AAA shall select and designate in writing three reputable, disinterested individuals willing to act as an arbitrator of the claim, dispute or controversy in question.

(c)        The presentations of the parties hereto in the arbitration proceeding shall be commenced and completed within sixty (60) days after the selection of the arbitration panel pursuant to Section 12.10(b) above, and the arbitration panel shall render its decision (and specify in reasonable detail its reasons therefor) in writing within thirty (30) days after the completion of such presentations. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required.

(d)        The arbitration panel shall include in its decision a direction that all of the attorneys’ fees and costs of any party or parties and the costs of such arbitration be paid by the losing party or parties in the arbitration. On the application of a party before or after the initial decision of the arbitration panel, and proof of its attorneys’ fees and costs, the arbitration panel shall order the other party to make any payments directed pursuant to the preceding sentence.

(e)        Any decision rendered by the arbitration panel in accordance herewith shall be final and binding on the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction. Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies arising between and among the parties relating to this Agreement and the conduct of the parties hereto in relation to Partnership matters, and the Partnership and its Partners stipulate that the provisions of this Agreement shall be a complete defense to any suit, action or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The provisions of this  Section 12.10 shall survive the dissolution of the Partnership.

(f)         Nothing contained herein shall be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

Section 12.11.      Acknowledgement as to Exculpation and Indemnification.  THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONTAINS EXCULPATION AND INDEMNIFICATION IN RESPECT OF THE ACTIONS OR OMISSIONS OF THE GENERAL PARTNER AND DIRECTORS, OFFICERS AND AFFILIATES OF THE GENERAL PARTNER BY THE PARTNERSHIP EVEN IF SUCH ACTIONS OR OMISSIONS CONSTITUTE NEGLIGENCE OF SUCH PERSONS.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Agreement of Limited Partnership effective as of the date first above written.

GENERAL PARTNER:

UNITI GROUP INC., a Maryland Corporation.

By:	/s/ Daniel L. Heard
	Name:	Daniel L. Heard
	Title:	Executive Vice President - General Counsel and Secretary

ORIGINAL LIMITED PARTNER:

UNITI GROUP LP LLC, a Delaware limited liability company

By:	/s/ Daniel L. Heard
	Name:	Daniel L. Heard
	Title:	Executive Vice President - General Counsel and Secretary

[Signature Page to Limited Partnership Agreement of Uniti Group LP]

INDEX OF EXHIBITS

Exhibit A Partners, Assignees, Capital Contributions and Partnership Units	1
Exhibit B Notice of Exercise of Exchange Right	1

Exhibit A
Form of Partners, Capital Contributions and Partnership Units

As of July 3, 2017

Partners	Agreed Value of Contributions	Partnership Common Units	Partnership Convertible Preferred Units

General Partner (in its capacity as a General Partner and as a Limited Partner):

Uniti Group Inc. 10802 Executive Center Drive Benton Building, Suite 300 Little Rock, Arkansas 72211	$

Original Limited Partner:

Uniti Group LP LLC 10802 Executive Center Drive Benton Building, Suite 300 Little Rock, Arkansas 72211	$

1

Exhibit B
Notice of Exercise of Exchange Right

In accordance with the Amended and Restated Agreement of Limited Partnership of Uniti Group LP, as amended (the “Agreement”), the undersigned hereby irrevocably (i) presents for exchange Partnership Units in Uniti Group LP in accordance with the terms of the Agreement and the Exchange Right referred to therein; (ii) surrenders such Partnership Units and all right, title and interest therein; and (iii) directs that the Cash Amount or REIT Shares Amount (as defined in the Agreement) as determined by the General Partner deliverable upon exercise of the Exchange Right be delivered to the address specified below, and if REIT Shares (as defined in the Agreement) are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.

Dated:
(Signature of Limited Partner)

(Printed Name of Limited Partner)

Mailing Address and Phone No.:

( ) -

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:

Name:

Mailing Address and Phone No.:

( ) -

Social security or other tax identification number:

1

Exhibit C

PREFERENCES, RIGHTS AND LIMITATIONS OF
PARTNERSHIP 3.00% SERIES A CONVERTIBLE PREFERRED UNITS

SECTION 1.  Designation and Number of Units.  Pursuant to the Amended and Restated Agreement of Limited Partnership of the Partnership (the “LP Agreement”), the General Partner hereby establishes a series of Partnership Units designated as the “Partnership 3.00% Series A Partnership Convertible Preferred Units” (the “Partnership Convertible Preferred Units”).  The number of Partnership Convertible Preferred Units constituting such series shall be 87,500. Such number of units may be decreased by resolution of the General Partner, subject to the terms and conditions hereof; provided that no decrease shall reduce the number of Partnership Convertible Preferred Units to a number less than the number of units then outstanding. Capitalized terms used in this Exhibit C but not defined herein shall have the meanings ascribed to them in the LP Agreement.

SECTION 2.  General Matters; Ranking.  Each Partnership Convertible Preferred Unit shall be identical in all respects to every other Partnership Convertible Preferred Unit. The Partnership Convertible Preferred Units, with respect to distribution rights and rights upon the liquidation, winding-up or dissolution of the Partnership, shall rank (i) senior to all Partnership Junior Units, (ii) on a parity with all Partnership Parity Preferred Units and (iii) junior to all Partnership Senior Units and the Partnership’s existing and future indebtedness.

SECTION 3.  Standard Definitions.  As used in this Exhibit C with respect to the Partnership Convertible Preferred Units:

“Articles Supplementary” means the Articles Supplementary Establishing and Fixing the Preferences, Rights, and Limitations of the Convertible Preferred Stock.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“close of business” means 5:00 p.m., New York City time.

“Conversion” shall have the meaning set forth in Section 7(a).

“Conversion Date” shall have the meaning set forth in Section 7(c).

“Converted Convertible Share” shall have the meaning set forth in Section 7(a).

“Convertible Preferred Stock” means the preferred stock of the General Partner designated as the “3.00% Series A Convertible Preferred Stock”.

“Distribution Amount” shall have the meaning set forth in Section 4(a).

“Distribution Payment Date” means February 1, May 1, August 1 and November 1 of each year commencing on August 1, 2017 to, and including, the Scheduled Mandatory Conversion Date.

“Distribution Period” means the period from, and including, a Distribution Payment Date to, but excluding, the next Distribution Payment Date, except that the initial Distribution Period shall commence on, and include, the Initial Issue Date and shall end on, but exclude, August 1, 2017.

“Holder” means each person in whose name the Partnership Convertible Preferred Units are registered, who shall be treated by the Partnership as the absolute owner of those Partnership Convertible Preferred Units for the purpose of making payment and settling conversions and for all other purposes.

“Initial Issue Date” shall mean July 3, 2017.

“Liquidation Amount” shall have the meaning set forth in Section 5(a).

“Liquidation Distribution Amount” shall have the meaning set forth in Section 5(a).

“Liquidation Preference” means, as to the Partnership Convertible Preferred Units, $1,000 per unit.

“LP Agreement” shall have the meaning set forth in Section 1.

“Mandatory Redemption” shall have the meaning set forth in Section 6(a).

“Mandatory Repurchase” shall have the meaning set forth in Section 11(a).

“open of business” means 9:00 a.m., New York City time.

“Partnership Convertible Preferred Unit” shall have the meaning set forth in Section 1.

“Partnership Junior Units” means (i) the Partnership Common Units and (ii) each other class or series of Partnership Interests established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks either (x) senior to the Partnership Convertible Preferred Units as to priority of payment of distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution or (y) on a parity with the Partnership Convertible Preferred Units as to priority of payment of distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution.

“Partnership Parity Preferred Units” means any class or series of Partnership Interests established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank on a parity with the Partnership Convertible Preferred Units as to the priority of payment of distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution.

“Partnership Reference Property” shall have the meaning set forth in Section 10(a).

“Partnership Reorganization Event” shall have the meaning set forth in Section 10(a).

“Partnership Senior Units” means each class or series of Partnership Interests established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Partnership Convertible Preferred Units as to priority of payment of distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Record Holder” means, with respect to any Distribution Payment Date, a Holder of record of the Partnership Convertible Preferred Units as such Holder appears on the register of the Partnership at the close of business on the related Regular Record Date.

“Redeemed Convertible Share” shall have the meaning set forth in Section 6(a).

“Redemption Date” shall have the meaning set forth in Section 6(c).

“Regular Record Date” means, with respect to any Distribution Payment Date, the January 15, April 15, July 15 or October 15, as the case may be, immediately preceding the applicable February 1, May 1, August 1 or November 1 Distribution Payment Date, respectively.  These Regular Record Dates shall apply regardless of whether a particular Regular Record Date is a Business Day.

“Repurchase Date” shall have the meaning specified in Section 11(c).

“Repurchased Convertible Share” shall have the meaning specified in Section 11(a).

“Scheduled Mandatory Conversion Date” means May 1, 2024.

“Settlement Amount” means the cash, Partnership Common Units or combination of cash and Partnership Common Units due in respect of a Conversion, a Mandatory Redemption or a Mandatory Repurchase, as applicable, with respect to any conversion, redemption or repurchase, as the case may be, of Partnership Convertible Preferred Units.

“Unit Dilution Amount” means the increase in the number of diluted units outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the Initial Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees, directors or consultants and equitably adjusted for any unit split, unit distribution, reverse unit split, reclassification or similar transaction.

SECTION 4.  Distributions.  (a) Rate.  Subject to the rights of holders of any class or series of Partnership Interests ranking senior to the Partnership Convertible Preferred Units with respect to priority of payment of distributions, Holders shall be entitled to receive, when, as and if declared by the General Partner out of funds of the Partnership legally available therefor, cumulative distributions at the rate per annum of 3.00% on the Liquidation Preference per Partnership Convertible Preferred Unit (equivalent to $30.00 per annum per unit (the “Distribution Amount”)), payable in cash.  No distributions upon the Partnership Convertible Preferred Units shall be authorized by the General Partner or declared by the Partnership or paid or set apart by the Partnership at such times as such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law. Declared distributions on the Partnership Convertible Preferred Units shall be payable quarterly on each Distribution Payment Date at such annual rate, and distributions shall accumulate from the most recent date as to which distributions shall have been paid or, if no distributions have been paid, from the Initial Issue Date, whether or not in any Distribution Period or Distribution Periods there have been funds legally available for the payment of such distributions. Declared distributions shall be payable on the relevant Distribution Payment Date to Record Holders at the close of business on the immediately preceding Regular Record Date, whether or not the Partnership Convertible Preferred Units held by such Record Holders on such Regular Record Date are converted, redeemed or repurchased after such Regular Record Date. Partnership Convertible Preferred Units surrendered for Conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Distribution Payment Date must be accompanied by funds equal to the amount of distributions payable on such Distribution Payment Date on the Partnership Convertible Preferred Units so converted if such an amount is due on the corresponding Converted Convertible Share, as determined by the General Partner. If a Distribution Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

The amount of the first distribution payable on each Partnership Convertible Preferred Unit shall be $7.50. Except for the first distribution payment, the amount of distributions payable on each Partnership Convertible Preferred Unit for each full Distribution Period shall be computed by dividing the Distribution Amount by four. Distributions payable on the Partnership Convertible Preferred Units for any partial Distribution Period (except for the first Distribution Period) shall be computed based upon the number of days elapsed during such period over a 360-day year (consisting of twelve 30-day months).  Accumulated distributions shall accrue interest per annum at the rate at which distributions accumulate on the Partnership Convertible Preferred Units if they are paid subsequent to the applicable Distribution Payment Date, from, and including, such Distribution Payment Date to, but excluding, the date on which such distributions shall have been paid by the Partnership, payable in cash out of funds legally available for the payment of such amounts.

No distribution shall be declared or paid upon, or any sum of cash set apart for the payment of distributions upon, any outstanding Partnership Convertible Preferred Units with respect to any Distribution Period unless all distributions for all preceding Distribution Periods have been declared and paid upon, or a sufficient sum of cash has been set apart for the payment of such distributions upon, all outstanding Partnership Convertible Preferred Units.

Holders shall not be entitled to any distributions on the Partnership Convertible Preferred Units in excess of full cumulative distributions.

Distributions on any Partnership Convertible Preferred Unit shall cease to accumulate on the applicable Conversion Date, Repurchase Date or Redemption Date, as applicable, for such unit.

Notwithstanding anything to the contrary herein, in no event will the Partnership declare and/or pay any distributions per Partnership Convertible Preferred Unit in excess of the corresponding per share dividend paid on the Convertible Preferred Stock, as determined by the General Partner.

(b)        Priority of Distributions.  So long as any Partnership Convertible Preferred Units remain outstanding, no distribution shall be declared or paid on Partnership Common Units or any other Partnership Junior Units, and no Partnership Common Units or other Partnership Junior Units shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Partnership or any of its Subsidiaries unless all accumulated and unpaid distributions for all preceding Distribution Periods have been declared and paid upon, or a sufficient sum of cash has been set apart for the payment of such distributions upon, all outstanding Partnership Convertible Preferred Units. The foregoing limitation shall not apply to (i) a distribution payable on any Partnership Common Units or other Partnership Junior Units in any Partnership Common Units or other Partnership Junior Units,  (ii) the acquisition of any Partnership Common Units or other Partnership Junior Units in exchange for, or through application of the proceeds of the sale of, any Partnership Common Units or other Partnership Junior Units; (iii) purchases of fractional interests in any Partnership Common Units or other Partnership Junior Units pursuant to the conversion or exchange provisions of such other Partnership Junior Units or any securities exchangeable for or convertible into such Partnership Common Units or other Partnership Junior Units; (iv) purchases of any Partnership Common Units or other Partnership Junior Units pursuant to a contractually binding requirement to purchase such units existing prior to the Distribution Period preceding the date of such purchase, including pursuant to a contractually binding unit repurchase plan (provided that all accumulated and unpaid distributions have been declared or paid for (x) the Distribution Period during which such binding requirement was entered into and (y) all prior Distribution Periods); (v) redemptions, purchases or other acquisitions of Partnership Common Units or other Partnership Junior Units in connection with (1) any employee contract, employee benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors in the ordinary course of business, including, without limitation, purchases of units in lieu of tax withholding, the forfeiture of unvested restricted units or unit withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees and purchases of units to offset the Unit Dilution Amount pursuant to a publicly announced repurchase plan (provided that any purchases to offset the Unit Dilution Amount shall in no event exceed the Unit Dilution Amount) or (2) purchases of fractional interests in Partnership Common Units pursuant to a publicly announced distribution reinvestment plan; (vi) any distributions of rights or Partnership Common Units or other Partnership Junior Units in connection with a unitholders’ rights plan or any redemption or repurchase of rights pursuant to any unitholders’ rights plan; (vii) the acquisition by the Partnership or any of its Subsidiaries of record ownership in Partnership Common Units or other Partnership Junior Units for the beneficial ownership of any other persons (other than the

Partnership or any of its Subsidiaries), including as trustees or custodians or as the result of the acquisition of another company that already was the owner of record or beneficial owner of such units; (viii) any payments, by way of distributions or otherwise, made by the Partnership’s Subsidiaries to the Partnership or to other Subsidiaries of the Partnership; (ix) the exchange or conversion of Partnership Junior Units for or into other Partnership Junior Units; and (x) the acquisition or redemption of Partnership Common Units or other Partnership Junior Units solely to the extent necessary to preserve the General Partner’s status as a REIT for federal income tax purposes.

When distributions on Partnership Convertible Preferred Units have not been paid in full on any Distribution Payment Date or declared and a sum sufficient for payment thereof has not been set aside for the benefit of the Record Holders thereof on the applicable Regular Record Date, no distributions may be declared or paid on any Partnership Parity Preferred Units (other than distributions in the form of Partnership Parity Preferred Units and Partnership Junior Units and cash solely in lieu of fractional units in connection with such distribution) unless distributions are declared on the Partnership Convertible Preferred Units such that the respective amounts of such distributions declared on the Partnership Convertible Preferred Units and each such other class or series of Partnership Parity Preferred Units shall bear the same ratio to each other as all accumulated and unpaid distributions per unit on the Partnership Convertible Preferred Units and such class or series of Partnership Parity Preferred Units (subject to their having been declared by the General Partner out of legally available funds) bear to each other, in proportion to their respective liquidation preferences; provided that any unpaid distributions will continue to accumulate.

Subject to the foregoing, and not otherwise, such distributions (payable in cash, securities or other property) as may be determined by the General Partner may be declared and paid on any securities, including Partnership Common Units and other Partnership Junior Units, from time to time out of any funds legally available for such payment, and Holders shall not be entitled to participate in any such distributions.

(c)                        Method of Payment of Distributions.  Any declared distribution on the Partnership Convertible Preferred Units, whether or not for a current Distribution Period or any prior Distribution Period, shall be paid by the Partnership in cash.

SECTION 5.  Liquidation, Dissolution or Winding Up.  (a) In the event of any liquidation, winding-up or dissolution of the Partnership, whether voluntary or involuntary, each Holder shall be entitled to receive the greater of (x) the Liquidation Preference per Partnership Convertible Preferred Unit and (y) the amount such Holder would have received had such Partnership Convertible Preferred Unit been converted pursuant to Section 7 as if, immediately prior to such liquidation, winding-up or dissolution, a corresponding share of Convertible Preferred Stock were converted into REIT Common Shares (without regard to the “NASDAQ Share Cap” (as defined in the Articles Supplementary)) (such greater amount, the “Liquidation Amount”), plus an amount (the “Liquidation Distribution Amount”) equal to accumulated and unpaid distributions on such units to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of the assets of the Partnership available for distribution to holders of its Partnership Interests, after satisfaction of liabilities owed to the Partnership’s creditors and holders of any Partnership Senior Units and before any payment or distribution is made to holders of any Partnership Junior Units, including, without limitation, Partnership Common Units.

(b)                       Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets or business of the Partnership (other than in connection with the liquidation, winding-up or dissolution of the Partnership), nor the merger or consolidation of the Partnership into or with any other Person, shall be deemed to be a voluntary or involuntary liquidation, winding-up or dissolution of the Partnership for the purposes of this Section 5.

(c)                        If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, the amounts payable with respect to (1) the Liquidation Amount plus the Liquidation Distribution Amount of the Partnership Convertible Preferred Units and (2) the liquidation preference of, and the amount of accumulated and unpaid distributions to, but excluding, the date fixed for liquidation, dissolution or winding up, on, all Partnership Parity Preferred Units are not paid in full, the Holders and all holders of any Partnership Parity Preferred Units shall share equally and ratably in any distribution of the Partnership’s assets in proportion to the respective liquidation preferences and amounts equal to the accumulated and unpaid distributions to which they are entitled.

(d)                       After the payment to any Holder of the full amount of the Liquidation Amount and the Liquidation Distribution Amount for each of such Holder’s Partnership Convertible Preferred Units, such Holder as such shall have no right or claim to any of the remaining assets of the Partnership in respect of such Holder’s Partnership Convertible Preferred Units.

(e)                        In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership) by distribution, redemption or other acquisition of units of the Partnership or otherwise is permitted under the Act, no effect shall be given to amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of Holders of the Partnership Convertible Preferred Units.

SECTION 6.  Mandatory Redemption.  (a)  Notwithstanding anything herein to the contrary, if any share of Convertible Preferred Stock is redeemed in accordance with its terms (a “Redeemed Convertible Share”), then a corresponding Partnership Convertible Preferred Unit shall be automatically redeemed, without any notice or action on the part of the Partnership, the Holder or any other Person (a “Mandatory Redemption”), for the amount and kind of consideration as described in Section 6(b).  No distribution by redemption or other acquisition of Partnership Convertible Preferred Units may be made unless permitted under the provisions of the Act pertaining to distributions.

(b)                       Upon any Mandatory Redemption of a Partnership Convertible Preferred Unit, the Partnership shall deliver to the Holder, in respect of such Partnership Convertible Preferred Unit, the Settlement Amount per Partnership Convertible Preferred Unit calculated as follows:

(i)                                    subject to Section 12, an amount of cash equal to the amount of cash that the General Partner delivers in respect of the Redeemed Convertible Share to the holder thereof; and

(ii)                                a number of Partnership Common Units equal to the number of Partnership Common Units that would be exchangeable for the number of REIT Common Shares (or “units of Reference Property” (as defined in the Articles Supplementary), if applicable) that the General Partner issues in respect of such Redeemed Convertible Share to the holder thereof.

(c)                        The Partnership shall pay or deliver, as the case may be, the Settlement Amount due upon a Mandatory Redemption of a Partnership Convertible Preferred Unit on the date on which the General Partner pays or delivers, as the case may be, the consideration due upon redemption of the corresponding Redeemed Convertible Share (each, a “Redemption Date”).

The person or persons entitled to receive the Partnership Common Units issuable upon Mandatory Redemption, if any, shall be treated for all purposes as the record holder(s) of such Partnership Common Units as of the close of business on the Business Day on which the holder of the corresponding Redeemed Convertible Share comes to be (or would have come to have been if any REIT Common Shares were to be issued) treated as the record holder of any REIT Common Shares issuable upon redemption of such Redeemed Convertible Share.  Prior to the close of business on such Business Day, the Partnership Common Units, if any, issuable upon Mandatory Redemption of any Partnership Convertible Preferred Units shall not be deemed to be outstanding for any purpose.

(d)                       No sinking fund is provided for the Partnership Convertible Preferred Units.

SECTION 7.  Conversion of Partnership Convertible Preferred Units.  (a)  Notwithstanding anything herein to the contrary, if any share of Convertible Preferred Stock is converted in accordance with its terms (a “Converted Convertible Share”), whether pursuant to Section 8(a) of the Articles Supplementary, Section 8(b) of the Articles Supplementary, Section 8(d) of the Articles Supplementary, Section 15(a)(i) of the Articles Supplementary or otherwise, then a corresponding Partnership Convertible Preferred Unit shall be automatically converted, without any notice or action on the part of the Partnership, the Holder or any other Person (a “Conversion”), for the amount and kind of consideration as described in Section 7(b). No distribution by Conversion of Partnership Convertible Preferred Units may be made unless permitted under the provisions of the Act pertaining to distributions.

(b)                       Upon any Conversion of a Partnership Convertible Preferred Unit, the Partnership shall deliver to the Holder, in respect of such Partnership Convertible Preferred Unit, the Settlement Amount per Partnership Convertible Preferred Unit calculated as follows:

(i)                                    subject to Section 12, an amount of cash equal to the amount of cash that the General Partner delivers in respect of the Converted Convertible Share to the converting holder thereof; and

(ii)                                a number of Partnership Common Units equal to the number of Partnership Common Units that would be exchangeable for the number of REIT Common Shares (or “units of Reference Property” (as defined in the Articles Supplementary), if applicable) that the General Partner issues in respect of such Converted Convertible Share to the converting holder thereof.

(c)                        The Partnership shall pay or deliver, as the case may be, the Settlement Amount due upon a Conversion of a Partnership Convertible Preferred Unit on the date on which the General Partner pays or delivers, as the case may be, the consideration due upon conversion of the corresponding Converted Convertible Share (each, a “Conversion Date”).

The person or persons entitled to receive the Partnership Common Units issuable upon Conversion, if any, shall be treated for all purposes as the record holder(s) of such Partnership Common Units as of the close of business on the Business Day on which the holder of the corresponding Converted Convertible Share comes to be (or would have come to have been if any REIT Common Shares were to be issued) treated as the record holder of any REIT Common Shares issuable upon conversion of such Converted Convertible Share (or, if such Converted Convertible Share is converted under the circumstances described in the proviso to the first sentence of Section 8(d)(ii) of the Articles Supplementary, and the Partnership makes an election pursuant to Section 12 in respect of such Conversion, as of the close of business on the relevant “Optional Conversion Date” (as defined in the Articles Supplementary) for such Converted Convertible Share).  Prior to the close of business on such Business Day, the Partnership Common Units, if any, issuable upon Conversion of any Partnership Convertible Preferred Units shall not be deemed to be outstanding for any purpose.

(d)                       Partnership Convertible Preferred Units shall cease to be outstanding on the applicable “Optional Conversion Date” or “Mandatory Conversion Date” (each as defined in the Articles Supplementary) for the corresponding Converted Convertible Share, subject to the right of Holders of such units to receive the cash payable and/or the Partnership Common Units issuable upon conversion of such Partnership Convertible Preferred Units to which they are entitled pursuant to this Section 7.

SECTION 8.  [Reserved].

SECTION 9.  Other Distributions.  Notwithstanding anything to the contrary herein, if any cash or other securities or property is distributed to holders of Convertible Preferred Stock other than in connection with (x) dividends on the Convertible Preferred Stock, (y) conversions, redemptions or repurchases of the Convertible Preferred Stock and (z) a liquidation, dissolution or winding up of the General Partner, then, in each case, the Partnership shall distribute to the Holder, per Partnership Convertible Preferred Unit, the same amount of cash or other securities or property distributed per share of Convertible Preferred Stock to the holders thereof, on the same date and on the same terms as such distribution; provided that if any such distributed securities are REIT Shares (or are otherwise securities that are issued by the General Partner) then, in lieu of distributing such securities to the Holder, the Partnership shall distribute to the Holder, per Partnership Convertible Preferred Unit, a number of corresponding Partnership-issued securities in an amount that is exchangeable for (or otherwise corresponding to), the number of securities distributed per share of Convertible Preferred Stock, as determined in good faith by the General Partner in accordance with the then-current Correspondence Ratio; provided further that if any cash is to be distributed pursuant to this Section 9, the Partnership may elect (by notice to the Holder prior to the date of distribution), in its sole and absolute discretion, to satisfy any such obligation to deliver cash (other than pursuant to Section 13) in respect of each Partnership Convertible Preferred Unit through delivery of a number of Partnership Common Units, in lieu of all or any amount of such cash per Partnership Convertible Preferred Unit, equal to (i) such amount of cash per Partnership Convertible Preferred Unit for which an election is being made pursuant to this Section 9, divided by (ii) the Value of one Partnership Common Unit as of the date the Partnership is otherwise required to make such distribution. If the Partnership makes such an election to deliver Partnership Common Units in lieu of cash, the Partnership shall issue such Partnership Common Units (and cash in lieu of any fractional Partnership Common Unit pursuant to Section 13) as promptly as practicable following the date of the corresponding cash distribution to the holders of the Convertible Preferred Stock.

SECTION 10.  Reorganizations.

(a)                       In the case of any event as a result of which the Partnership Common Units would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Partnership Reorganization Event”), then, at and after the effective time of such Partnership Reorganization Event, any obligation to deliver Partnership Common Units pursuant to any Conversion, Mandatory Redemption or Mandatory Repurchase shall be changed into an obligation to deliver the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (the “Partnership Reference Property”) that a holder of that number of Partnership Common Units would have been entitled to receive in such Partnership Reorganization Event.

(b)                       The above provisions of this Section shall similarly apply to successive Partnership Reorganization Events and the provisions of this Section shall apply to any Partnership Reference Property.

SECTION 11.  Mandatory Repurchase.  (a)  Notwithstanding anything herein to the contrary, if any share of Convertible Preferred Stock is repurchased in accordance with its terms (a “Repurchased Convertible Share”), then a corresponding Partnership Convertible Preferred Unit shall be automatically repurchased, without any notice or action on the part of the Partnership, the Holder or any other Person (a “Mandatory Repurchase”), for the amount and kind of consideration as described in Section 11(b). No distribution by repurchase or other acquisition of Partnership Convertible Preferred Units may be made unless permitted under the provisions of the Act pertaining to distributions.

(b)                       Upon any Mandatory Repurchase of a Partnership Convertible Preferred Unit, the Partnership shall deliver to the Holder, in respect of such Partnership Convertible Preferred Unit, the Settlement Amount per Partnership Convertible Preferred Unit calculated as follows:

(i)                                    subject to Section 12, an amount of cash equal to the amount of cash that the General Partner delivers in respect of the Repurchased Convertible Share to the holder thereof; and

(ii)                                a number of Partnership Common Units equal to the number of Partnership Common Units that would be exchangeable for the number of REIT Common Shares (or “units of Reference Property” (as defined in the Articles Supplementary), if applicable) that the General Partner issues in respect of such Repurchased Convertible Share to the holder thereof.

(c)                        The Partnership shall pay or deliver, as the case may be, the Settlement Amount due upon a Mandatory Repurchase of a Partnership Convertible Preferred Unit on the date on which the General Partner pays or delivers, as the case may be, the consideration due upon repurchase of the corresponding Repurchased Convertible Share (each, a “Repurchase Date”).

The person or persons entitled to receive the Partnership Common Units issuable upon Mandatory Repurchase, if any, shall be treated for all purposes as the record holder(s) of such Partnership Common Units as of the close of business on the Business Day on which the holder of the corresponding Repurchased Convertible Share comes to be treated (or would have come to have been if any REIT Common Shares were to be issued) as the record holder of any REIT Common Shares issuable upon repurchase of such Repurchased Convertible Share.  Prior to the close of business on such Business Day, the Partnership Common Units, if any, issuable upon Mandatory Repurchase of any Partnership Convertible Preferred Units shall not be deemed to be outstanding for any purpose.

SECTION 12. Settlement Amounts. Notwithstanding anything to the contrary herein, in respect of any conversion, redemption or repurchase of any Partnership Convertible Preferred Unit pursuant to Section 6(a), Section 7(a) or Section 11(a), as the case may be, the Partnership may elect, in its sole and absolute discretion, to satisfy any obligation to deliver cash as part of a Settlement Amount (other than pursuant to Section 13) pursuant to such conversion, redemption or repurchase through delivery of a number of Partnership Common Units, in lieu of all or any amount of such cash per Partnership Convertible Preferred Unit, equal to (i) such amount of cash per Partnership Convertible Preferred Unit for which an election is being made pursuant to this Section 12, divided by (ii) the Value of one Partnership Common Unit as of the Business Day immediately succeeding the last day of the relevant “Observation Period” (as defined in the Articles Supplementary) in respect of the corresponding Redeemed Convertible Share, Converted Convertible Share or Repurchased Convertible Share, as the case may be (or, if such Converted Convertible Share is converted under the circumstances described in the proviso to the first sentence of Section 8(d)(ii) of the Articles Supplementary, as of the relevant “Optional Conversion Date” (as defined in the Articles Supplementary) for such Converted Convertible Share). The Partnership shall make any election pursuant to this Section 12 by notice to the Holder on the Business Day immediately succeeding the date the General Partner elects (or is deemed to have elected) the “Settlement Method” (as defined in the Articles Supplementary) in respect of the corresponding Redeemed Convertible Share, Converted Convertible Share or Repurchased Convertible Share, as the case may be (or, if such Converted Convertible Share is converted under the circumstances described in the proviso to the first sentence of Section

8(d)(ii) of the Articles Supplementary, on the relevant “Optional Conversion Date” (as defined in the Articles Supplementary) for such Converted Convertible Share).

SECTION 13.  Fractional Partnership Common Units.

(a)                       Notwithstanding anything to the contrary herein, no fractional Partnership Common Units shall be issued as a result of any conversion, redemption or repurchase of Partnership Convertible Preferred Units, or pursuant to Section 9.

(b)                       In lieu of any fractional Partnership Common Unit otherwise issuable in respect of the aggregate number of Partnership Convertible Preferred Units that are redeemed pursuant to Section 6, converted pursuant to Section 7 or repurchased pursuant to Section 11, or for which a distribution is to be made pursuant to Section 9, as the case may be, and instead the number of Partnership Common Units to be issued will be rounded down to the nearest whole number.

(c)                        If more than one Partnership Convertible Preferred Unit is converted, redeemed or repurchased at one time by the same Holder, or a distribution is to be made in respect of more than one Partnership Convertible Preferred Unit pursuant to Section 9 to the same Holder, the number of full Partnership Common Units issuable upon conversion, redemption or repurchase thereof, or in respect of such distribution, as the case may be, shall be computed on the basis of the aggregate number of Partnership Convertible Preferred Units so converted, redeemed or repurchased, or so held by such Holder, as the case may be.

SECTION 14.  Form of Partnership Convertible Preferred Units.

(a)                       Certificates evidencing the Partnership Convertible Preferred Units may be issued at the discretion of the General Partner. The Partnership Convertible Preferred Units shall initially be issued without certificates and shall be kept and evidenced on the books and records of the Partnership.

(b)                       The General Partner is initially the registered owner of all 87,500 of the Partnership Convertible Preferred Units and is the sole Holder.

SECTION 15.  Miscellaneous.

(a)                       The Liquidation Preference, the Distribution Amount, and any other term of the Partnership Convertible Preferred Units each shall be subject to equitable adjustment whenever there shall occur an equity split, combination, reclassification or any other event involving the Partnership Convertible Preferred Units, any other Partnership Units, the Convertible Preferred Stock or the REIT Common Shares. Such adjustments shall be determined in good faith by the Partnership.

(b)                       All Partnership Convertible Preferred Units redeemed, repurchased or otherwise acquired in any manner by the Partnership shall be retired and shall be restored to the status of authorized but unissued Partnership Interests, without designation as to series or class.